Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

dated as of March 21, 2012

by and among

EUREKA HUNTER ACQUISITION SUB, LLC

and

TRANSTEX GAS SERVICES, LP

and for the limited purposes set forth herein,

EUREKA HUNTER HOLDINGS, LLC

i

(continued)

(continued)

(continued)

(continued)

		Page

12.12	Consent to Jurisdiction and Service of Process	63
12.13	Specific Performance	63
12.14	Severability	63
12.15	Risk of Loss	64
12.16	Time of the Essence	64
12.17	Construction	64
12.18	Execution by Eureka Hunter Holdings	64

v

ANNEXES AND EXHIBITS

Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	Form of Intellectual Property Assignment
Exhibit C	Form of Special Warranty Deed
Exhibit D	Form of Assignment and Assumption of Lease
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Noncompete, Nonsolicitation and Confidentiality Agreement
Exhibit G	Form of Membership Interest Assignment Agreement for TranStar
Exhibit H	Form of Employment Agreement for J. Greg Sargent
Exhibit I	Form of First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement
Exhibit J	Form of Landlord’s Estoppel Certificate
Exhibit K	Form of Investment Letter
Exhibit L	Copy of Existing Eureka Hunter Holdings LLC Agreement

ARTICLE II SCHEDULES

Schedule 2.1(a)	Accounts Receivable
Schedule 2.1(c)	Assigned Contracts
Schedule 2.1(d)	Tangible Personal Property
Schedule 2.1(f)	Permits
Schedule 2.1(g)	Intellectual Property
Schedule 2.1(h)	Owned Real Property
Schedule 2.2(e)	Other Excluded Assets
Schedule 2.3(a)	Accounts Payable
Schedule 2.6	Lienholders
Schedule 2.7	Tax Allocations

DISCLOSURE SCHEDULES

Section 4.1	Organization
Section 4.2	Subsidiaries
Section 4.4	No Conflicts; Consents
Section 4.5	Litigation
Section 4.6(a)	Financial Statements
Section 4.6(b)	Other Liabilities
Section 4.7	Absence of Certain Developments
Section 4.8	Taxes
Section 4.9	Material Contracts
Section 4.10(a)	Customers
Section 4.10(b)	Suppliers
Section 4.11(b)	Owned Intellectual Property
Section 4.11(c)	Licensed Intellectual Property
Section 4.12(a)	Owned Real Property
Section 4.12(b)	Leased Real Property

i

(Continued)

Section 4.13(a)	Title
Section 4.13(b)	Condition and Sufficiency of Purchased Assets
Section 4.14(a)	Employee Benefit Plans
Section 4.14(i)	Vesting under Equity Appreciation Plan
Section 4.15(a)	Employee and Independent Contractor List
Section 4.15(b)	Labor Organizational Efforts
Section 4.15(c)	Compliance with Employment Laws
Section 4.16	Insurance
Section 4.18	Environmental
Section 4.19	Permits
Section 4.20	Inventory
Section 4.21(a)	Accounts Receivable
Section 4.21(b)	Accounts Payable
Section 4.22	Intracompany Agreements
Section 4.23	Brokers
Section 4.25	Partners

BUYER AND EUREKA HUNTER HOLDINGS DISCLOSURE SCHEDULES

Section 5.3	No Conflicts; Consents
Section 5.4	Litigation
Section 5.8(a)	Financial Statements
Section 5.9	Absence of Certain Events

OTHER SCHEDULES

Section 6.20	Interim Capital Expenditures
Section 6.21	Commission Bonus Program
Section 8.7	Additional Employees

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of March 21, 2012 (the “Agreement”), by and among Eureka Hunter Acquisition Sub, LLC, a Delaware limited liability company (“Buyer”), TransTex Gas Services, LP, a Delaware limited partnership (“TransTex”), and solely for the limited purposes set forth in Section 12.18 hereof, Eureka Hunter Holdings, LLC, a Delaware limited liability company (“Eureka Hunter Holdings”).

The following recitals are true and constitute the basis for this Agreement:

A.                                   TransTex is engaged in the business of providing natural gas treating, including through the (i) ownership of natural gas treating equipment and certain other equipment, including but not limited to processing, dehydration, power generation and separation equipment, (ii) leasing and occasional sales of such equipment, (iii) operating and maintaining such equipment, and (iv) installing leased equipment (the “Business”); and

B.                                     TransTex desires to sell and assign to Buyer, and Buyer wishes to purchase and assume from TransTex, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any specified Person, (a) any other Person that, directly or indirectly, owns or controls, or has the right to acquire, whether beneficially or of record, a majority of the Equity Interest of such specified Person, or (b) any other Person that, directly or indirectly, controls, is controlled by, is under direct or indirect common control with, such specified Person or any Affiliate of such specified Person.  For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power (a) to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise or (b) to vote a majority of the Equity Interest of such Person; and the terms “controlling” and “controlled” have correlative meanings.

“Article II Schedules” means the schedules delivered by TransTex to Buyer pursuant to Article II concurrently with the execution and delivery of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by Law to be closed for business.

“Buyer and Eureka Hunter Holdings Disclosure Schedules” means the Disclosure Schedules delivered by Buyer and Eureka Hunter Holdings to TransTex pursuant to ARTICLE V concurrently with the execution and delivery of this Agreement.

“Buyer and Eureka Hunter Holdings Fundamental Representations” means the representations and warranties of Buyer and Eureka Hunter Holdings, as applicable, set forth in Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.5 (Sufficiency of Funds), Section 5.6 (Brokers),  Section 5.7 (Capitalization) and Section 5.10 (Authorization and Valid Issuance of Eureka Hunter Holdings Units).

“Buyer Extended Cap” means $11,700,000.

“Cap” means (i) the Holdback Amount with respect to TransTex as the indemnifying party in Section 11.4(a) (the “TransTex Cap”) or (ii) $300,000 with respect to Buyer as the indemnifying party in Section 11.4(b) (the “Buyer Cap”).

“Cash” means all cash and cash equivalents, including without limitation, any cash in hand, cash in transit, cash at bank and on demand securities.

“Cash Management Policy” means the policies and procedures by which TransTex manages its receipts and payments of Cash on a consistent basis to maintain minimum amounts of excess Cash in its bank accounts such that (i) Cash received from collections due from Accounts Receivable are expended on an ongoing basis to support the day-to-day operations, including capital expenditures, of TransTex in the Ordinary Course of Business, (ii) TransTex borrows funds under its revolving credit facility only when Cash received from collections due from Accounts Receivable does not fully cover the costs to support TransTex’s day-to-day operations, including capital expenditures, within the Ordinary Course of Business and (iii) if Cash received from collections due from Accounts Receivable exceeds the costs of supporting TransTex’s day-to-day operations, including capital expenditures, in the Ordinary Course of Business, TransTex repays indebtedness under its revolving credit facility in an amount equal to or less than such excess resulting in near zero Cash account balances from time to time.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq. and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended (including any successor code), and the rules and regulations promulgated thereunder.

“Confidential Information” means trade secrets and confidential business information of TransTex, Magnum Hunter, Eureka Hunter, Eureka Hunter Holdings and Buyer consisting of, but not limited to, research and development information, formulas, computer and internet software and files, records, marketing procedures, processes, computer programs, compilations of information, records, client requirements, pricing techniques, lists identifying customers, partners, or investors, financial information or projections, methods of doing business, design systems and other information concerning the businesses and affairs of TransTex, Magnum Hunter, Eureka Hunter, Eureka Hunter Holdings and Buyer.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment, joint venture or any other arrangement, commitment and legally binding arrangements, whether written or oral.

“Deductible Amount” means (i) $150,000 with respect to TransTex as the indemnifying party in Section 11.4(a) (the “TransTex Deductible Amount”); or (ii) $30,000 with respect to Buyer as the indemnifying party in Section 11.4(b) (the “Buyer Deductible Amount”).

“Disclosure Schedules” means the Disclosure Schedules delivered by TransTex to Buyer pursuant to Article IV concurrently with the execution and delivery of this Agreement.

“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permits” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or other rights to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Eureka Hunter” means Eureka Hunter Pipeline, LLC, a Delaware limited liability company.

“Eureka Hunter Holdings” is defined in the preamble and which shall, immediately following the Closing and the occurrence of the actions described in Section 6.17(b), own all of the membership interests of Eureka Hunter and Buyer.

“Eureka Hunter Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the assets, liabilities, financial condition or results of operations of Eureka Hunter and its subsidiaries, taken as a whole, or which prevents Buyer from consummating the transactions contemplated by this Agreement on a timely basis; provided, however, that a “Eureka Hunter Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to (i) any changes, conditions or effects in the United States or foreign economies or securities, financial or credit markets in general, including changes in interest rates, tax rates or the availability of financing, (ii) any change in GAAP or in applicable Laws or the interpretation thereof, (iii) any changes,  conditions or effects that generally affect the oil and gas industry, (iv) an earthquake, natural disaster or other acts of God, (v) the commencement, continuation or escalation of a war (whether or not declared), civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (vi) the announcement of the transactions contemplated by this Agreement or (vii) any change, effect or circumstance resulting from an action required or permitted by this Agreement.  For the avoidance of doubt, the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Eureka Hunter Material Adverse Effect.

“Existing Eureka Hunter LLC Agreement” means that certain Limited Liability Company Agreement of Eureka Hunter Pipeline, LLC, dated as of January 12, 2010, as amended January 14, 2010.

“Existing Eureka Hunter Holdings LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Eureka Hunter Holdings, LLC, dated March 21, 2012, by and among Magnum Hunter and Ridgeline Midstream Holdings, LLC, a copy of which is attached hereto as Exhibit L.

“First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement” means that certain First Amendment to Amended and Restated Limited Liability Company Agreement of Eureka Hunter Holdings, LLC, to be executed at Closing pursuant to Section 3.2(a)(xii) in the form attached hereto as Exhibit I, including the Registration Rights Agreement attached as Exhibit B thereto.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Good Faith Loss Estimate” means, with respect to any pending or unresolved claim asserted by a Buyer Indemnified Party that is reasonably expected to result in indemnification pursuant to ARTICLE XI, an amount equal to the good faith estimate by the Buyer Indemnified Party of its indemnifiable Losses in respect of such claim.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator (or arbitral body), court or tribunal of competent jurisdiction.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Holdback Account” means a separate interest bearing account of Buyer created to hold the Holdback Fund solely for the purpose of providing security for certain post-Closing indemnification obligations of TransTex pursuant to this Agreement.

“Holdback Fund” means the Holdback Amount deposited by Buyer into the Holdback Account together with any interest or earnings thereon.

“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term, secured or unsecured, and all accrued interest, premiums, penalties and other obligations relating thereto, (ii) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument, (iii) any Liability with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (iv)  any Liabilities for the deferred purchase price of property or other assets (including “earn-out” payments), (v) any Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (vi) any Liabilities under any performance bond or letter of credit or any bank overdrafts and similar charges, (vii) all accrued interest, premiums, penalties and other obligations relating to the foregoing, and (viii) any guarantee (including under any “keep well” or similar arrangement) of, or any pledge of assets (including under any letter of credit, banker’s acceptance or similar credit transaction) secured by Lien (other than Permitted Liens) upon any property or asset owned by a Person to secure any indebtedness of another Person referred to in clauses (i) through (vii) above.

“Independent Contractor” means any individual (including any director, consultant or other Person) other than an employee, who performed or performs services for TransTex in connection with the Business.

“Intellectual Property” means all of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names, and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names, Internet addresses and other computer identifiers.

“Intracompany Agreements” means all Contracts between TransTex and any of its Affiliates.

“IRS” means the Internal Revenue Service or any successor agency.

“Knowledge of Buyer” means the actual knowledge of Ron Ormand and Don Kirkendall after reasonable inquiry.

“Knowledge of TransTex” means the actual knowledge of the following individuals, after reasonable inquiry: J. Greg Sargent, in his capacity as Chief Executive Officer of TransTex and as the sole managing member of T2 General Holdings, LLC, one of the two general partners of TransTex; Ronald L. Fancher and J.W. Brown, each in their capacities as managers of Par Amine, LLC, the other general partner of TransTex.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means, with respect to any asset, any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages or special damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Magnum Hunter” means Magnum Hunter Resources Corporation, a Delaware corporation and also, (i) as of the date hereof, the direct parent of Eureka Hunter Holdings and Buyer and the indirect parent of Eureka Hunter and (ii) immediately following Closing and the occurrence of the actions described in Section 6.17(b), an owner of an equity interest in Eureka Hunter Holdings.

“Order” means any decision, judgment, order, writ, injunction, decree, award, stipulation or determination of any Governmental Authority.

“Ordinary Course of Business” means the ordinary conduct of TransTex’s normal day to day business operations related to the Business conducted in a manner consistent with the past practices and customs of TransTex and consistent with standard industry practices.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (i) liens for current Taxes or other governmental levies, fees or charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP consistently applied; (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business for amounts which are not, individually or in the aggregate, significant or material and which are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings provided that appropriate reserves have been established therefor in accordance with GAAP consistently applied; (iii) as to TransTex, zoning, entitlement, conservation restrictions, building and other land use and environmental regulations and codes imposed by any Governmental Authority having jurisdiction over the Acquired Real Property which are not violated by, prohibit or interfere with the current use, occupancy or operation of the Acquired Real Property and which do not render title to any Acquired Real Property unmarketable; (iv) as to TransTex, covenants, conditions, restrictions, easements and other similar non-monetary matters affecting title to the Acquired Real Property which do not materially impair the occupancy, operation or use of the Acquired Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business and which do not render title to any Acquired Real Property unmarketable; (v) as to TransTex, the standard or printed exceptions contained in the form of owner’s policy issued by Chicago Title Company; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; and (vii) liens on goods in transit incurred pursuant to documentary letters of credit.

“Person” means any natural person, corporation, partnership, association, limited liability company, joint venture, business enterprise, trust, Governmental Authority, unincorporated organization or other entity.

“Related to the Business” means owned, leased, licensed, used, usable, held for use or held for sale, in each case in connection with the Business.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, partners, officers, employees, consultants, financial advisors, legal counsel, accountants and other agents of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary):  (i) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) controls the management.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Intellectual Property Assignment, the Special Warranty Deed, the Assignment and Assumption of Lease, the Transition Services Agreement, the Noncompete Agreements, the Membership Interest Assignment Agreement, the First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement, the Employment Agreement and any other agreements, instruments and documents executed or delivered in connection with the transactions contemplated by this Agreement and each amendment or supplement to any of the foregoing.

“TransTex Expenses” means all costs, fees and expenses incurred or subject to reimbursement by TransTex, in each case in connection with the transactions contemplated hereby (whether incurred prior to or after the date hereof) not paid prior to the Closing Date, including, without duplication, (i) any brokerage fees, commissions, finders’ fees or financial advisory fees, (ii) the fees and expenses of counsel or other advisors or service providers incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the other Transaction Documents, (iii) any and all fees, expenses or payments of TransTex or any of its Affiliates related to any transaction bonus, discretionary bonus, change of control payment, phantom equity payout, “stay-put” or other compensatory payments made to any current or former employee, Independent Contractor of TransTex or any of its Affiliates as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, or in connection therewith, (iv) any and all other fees, expenses or payments resulting from the change of control or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated by this Agreement, and (v) any fees payable to issue title insurance policies in accordance with the title commitments for the Owned Real Property (except for the cost of the deletion of the survey exception and any other endorsement requested by Buyer) and the costs to obtain a survey for each parcel of Owned Real Property.

“Transferred Books and Records” means originals, or where not available, copies or electronic versions of all of the books, records or other documents of TransTex used in connection with or otherwise related to the Purchased Assets or the Business, including, to the extent existing, (a) executed copies of all of the Assigned Contracts, (b) all equipment, product and other warranties, (c) all technical information and data, maps, computer files, diagrams, blueprints and schematics, (d) all filings made with or records required to be kept by any Governmental Authority (including all backup information on which such filings are based), (e) all research and development reports, (f) all equipment and operating logs, (g) all invoices and financial, accounting and personnel records, (h) customer, supplier and price lists, including each prospect or potential customer, (i) all correspondences, (j) all catalogs, brochures, sales literature, creative, promotional, advertising material and other selling material Related to the Business and (k) all customer and sales information, records and advertising materials in TransTex’s possession.

“TransTex Fundamental Representations” means the representations and warranties of TransTex set forth in Sections 4.1 (Organization), Section 4.3(Due Authorization), Section 4.13(a) (Title to Purchased Assets) and Section 4.23 (Brokers).

“TransTex Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, or which prevents TransTex from consummating the transactions contemplated by this Agreement on a timely basis; provided, however, that a “TransTex Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to (i) any changes, conditions or effects in the United States or foreign economies or securities, financial or credit markets in general, including changes in interest rates, tax rates or the availability of financing, (ii) any change in GAAP or in applicable Laws or the interpretation thereof, (iii) any changes,  conditions or effects that generally affect the oil and gas industry, (iv) an earthquake, natural disaster or other acts of God, unless an earthquake, natural disaster or other act of God directly and materially affects the Business or the Purchased Assets, (v) the commencement, continuation or escalation of a war (whether or not declared), civil unrest, material armed hostilities or other material international or national calamity or act of terrorism, (vi) the announcement of the transactions contemplated by this Agreement or (vii) any change, effect or circumstance resulting from an action required or permitted by this Agreement.  For the avoidance of doubt, the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to TransTex Material Adverse Effect.

“Underground Storage Tank” shall have the meaning ascribed to such term in the federal Resource Conservation and Recovery Act, 41 U.S.C. §6901 et seq., or any other applicable Law or Order governing underground storage tanks.

1.2           Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
.pdf	12.10
Accounts Payable	2.3(a)
Accounts Receivable	2.1(a)
Acquired Real Property	4.12(b)
Acquisition Proposal	6.3(a)
Additional Transfer Documents	3.2(a)(v)
AFE	6.20
Agreed Amount	11.7(b)
Agreement	Preamble
Allocation Schedule	2.7(a)
Assigned Contracts	2.1(c)
Assignment and Assumption of Lease	3.2(a)(iv)
Assumed Liabilities	2.3
Audited Financials	4.6(a)
Benefit Plan	4.14(a)
Bill of Sale, Assignment and Assumption Agreement	3.2(a)(i)
Business	Recitals
Business Intellectual Property	4.11(a)
Buyer	Preamble
Buyer Cap Exclusions	11.4(b)
Buyer Indemnified Parties	11.2
Cash Portion	2.5
Claim Notice	11.7(a)
Claimed Amount	11.7(a)
Closing	3.1
Closing Cash Payment	2.5(a)
Closing Date	3.1
Direct Claim	11.7(a)
Direct Claim Notice	11.7(a)
Disputed Amounts	11.11(a)
Employment Agreement	3.2(a)(xix)
Employee Benefit Claims	6.9(b)
Employee Claims	6.9(b)
Employment Arrangements	6.9(c)
Enforceability Limitations	4.3
Eureka Hunter Financial Statements	5.8
Eureka Hunter Holdings Units	2.5
Excluded Assets	2.2
Excluded Contracts	2.2(d)
Excluded Liabilities	2.4
Final Determination	11.8(a)
Financial Statements	4.6(a)
Holdback Amount	2.5(a)
Holdback Period	2.5(b)
Indebtedness Amount	2.6
Indemnification Dispute	11.7(c)
Indemnified Party	11.6(a)
Indemnifying Party	11.6(a)
Independent Accountants	2.7(b)
Insurance Policies	4.16

Term	Section
Intellectual Property Assignment	3.2(a)(ii)
Interim Capital Expenditures	6.20
Inventory	2.1(b)
IP Licenses	4.11(c)
Leased Real Property	4.12(b)
Lease	4.12(b)
Licensed Intellectual Property	4.11(a)
Lien Holder	2.6
Material Contracts	4.9(a)
Material Customers	4.10(a)
Material Suppliers	4.10(b)
Membership Interest Assignment Agreement	3.2(a)(xvii)
Noncompete Agreements	3.2(a)(xvi)
Owned Intellectual Property	4.11(a)
Owned Real Property	4.12(a)
Post-Closing Collection Amounts	6.7(b)
Prorated Charges	6.12
Purchased Assets	2.1
Purchase Price	2.5
Required Consents	4.4
Response	11.7(b)
Restricted Period	7.1(a)
Restricted Territory	7.1(a)
Restrictive Covenants	7.2
Schedule Supplement	6.14(b)
Special Damages	11.5
Special Warranty Deed	3.2(a)(iii)
Tangible Personal Property	2.1(d)
Third Party Claim	11.6(a)
Third Party Claim Notice	11.6(a)
Transferred Employees	6.9(a)
Transition Services Agreement	3.2(a)(vi)
TranStar	2.1(n)
TransTex	Preamble
TransTex Cap Exclusions	11.4(a)
TransTex Consents	4.4
TransTex Indemnified Parties	11.3
Workers’ Compensation Claims	6.9(b)
Unaudited Annual Financial Statements	4.6(a)
Union	4.15(b)
Year-End Balance Sheet	4.6(a)
Year-End Financial Statements	4.6(a)

1.3           Interpretive Provisions.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Unless the express context otherwise requires:

(a)           the words “hereof,” “herein,” “hereunder,”  “hereby,” and “hereto”  and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)                                  the terms “Dollars” and “$” mean United States Dollars;

(d)                                 references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)                                  wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                                    references herein to any gender shall include each other gender;

(g)                                 references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)                                 references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)                                     references herein to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof;

(j)                                     with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)                                  the word “or” shall be disjunctive but not exclusive;

(l)                                     references herein to any Law, shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time and also to all rules and regulations promulgated thereunder; and

(m)                               the schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF LIABILITIES; PURCHASE PRICE

2.1                                 Purchased Assets.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, TransTex shall sell, convey, assign, transfer and otherwise deliver to Buyer, and Buyer shall purchase from TransTex, free and clear of all Liens (other than Permitted Liens), in exchange for the payment of the Purchase Price and the assumption of the Assumed Liabilities, all of TransTex’s respective right, title and interest in, to and under all of TransTex’s assets, properties and rights of every kind and nature that are Related to the Business, whether real, personal or mixed, tangible or intangible, recorded or unrecorded (including goodwill), wherever located and whether now existing or hereafter acquired, other than the Excluded Assets (collectively, the “Purchased Assets”), including all of TransTex’s right, title and interest in the following:

(a)                                  all accounts or notes receivable held by TransTex, and any security, claim, remedy or other right related to the foregoing, including those described in Schedule 2.1(a) (“Accounts Receivable”);

(b)                                 all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (including returned goods and any of the aforementioned owned by TransTex but in transit or in the possession of manufacturers, suppliers or dealers (“Inventory”);

(c)                                  all Contracts, including IP Licenses and the Lease for the Leased Real Property, of TransTex set forth on Schedule 2.1(c) (the “Assigned Contracts”);

(d)                                 all equipment, furniture, fixtures, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property Related to the Business or relating to the Purchased Assets, including those listed on Schedule 2.1(d)  (the “Tangible Personal Property”);

(e)                                  the Transferred Books and Records;

(f)                                    all Permits, including Environmental Permits, but only to the extent such Permits may be transferred under applicable Law, including those listed on Schedule 2.1(f);

(g)                                 the Intellectual Property owned by TransTex and any and all rights used in or necessary for the conduct of the Business as currently conducted and listed on Schedule 2.1(g);

(h)                                 the Owned Real Property listed on Schedule 2.1(h);

(i)                                     all rights of TransTex with respect to insurance or awards in condemnation, in each case to the extent relating to the Purchased Assets, the Assumed Liabilities or Related to the Business, including all insurance and condemnation proceeds (i) received or receivable after the Closing in respect of Assumed Liabilities, (ii) received or receivable in respect of business interruption to the extent relating to the period following the Closing or (iii) received or receivable after the Closing due to condemnation awards;

(j)                                     all of the goodwill and going concern value associated with the Purchased Assets and the Business;

(k)                                  all of TransTex’s rights under warranties, indemnities, representations, guaranties and similar rights against third parties to the extent Related to the Business or the Purchased Assets;

(l)                                     all rights to any Actions of any nature available to or being pursued by TransTex to the extent Related to the Business, the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent, or arising by counterclaim or otherwise except with respect to the Excluded Assets;

(m)                               all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees Related to the Business or any Purchased Assets, other than insurance policies listed on Schedule 4.16 of the Disclosure Schedules;

(n)                                 TransTex’s 25% membership interest in TranStar Gas Processing, LLC, a Texas limited liability company (“TranStar”);

(o)                                 all telephone and facsimile numbers, post office boxes, telephone and other directory listings and other similar property used or intended to be used in connection with the Business or the

Purchased Assets. For avoidance of doubt, the telephone and facsimile numbers, post office boxes, telephone and other directory listings and other similar property used by TransTex’s general partners in Dallas, Texas, shall not be considered Purchased Assets; and

(p)                                 all Cash of TransTex.

2.2                                 Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1, the Purchased Assets shall exclude the following property and assets of TransTex (the “Excluded Assets”):

(a)                                  all rights which accrue or will accrue to TransTex under this Agreement or any other  Transaction Documents;

(b)                                 the partnership seals, organizational documents, minute books, partnership interest records, Tax Returns, books of account or other records having to do with the partnership organization of TransTex;

(c)                                  all rights of TransTex with respect to any claims for a refund of any Taxes to the extent relating to any period prior to the Closing;

(d)                                 all Contracts, including IP Licenses, that are not Assigned Contracts (collectively, the “Excluded Contracts”);

(e)                                  the assets set forth on Schedule 2.2(e);

(f)                                    all Benefit Plans and assets attributable thereto; and

(g)                                 all bank, brokerage and similar accounts of TransTex.

2.3                                 Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge only the following liabilities of TransTex (collectively, the “Assumed Liabilities”) and no other Liabilities:

(a)                                  (i) all trade accounts payable of TransTex to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date, including those described in Schedule 2.3(a) but specifically excluding (x) intercompany payables owing to Affiliates of TransTex and (y) any debt, loans, or credit facilities to financial institutions (“Accounts Payable”) and (ii) all other current liabilities of TransTex (other than the current portion of TransTex’s secured Indebtedness), and that either are reflected on the Year-End Financial Statements or arose in the Ordinary Course of Business since the date of the Year-End Financial Statements;

(b)                                 all Liabilities of TransTex under the Assigned Contracts relating to periods after the Closing but only to the extent that such Liabilities do not relate to any failure or alleged failure to perform, improper performance, warranty or other breach or default by TransTex prior to the Closing Date;

(c)                                  all Liabilities of Buyer or any of its Affiliates to the extent relating to, arising out of or resulting from the ownership of the Purchased Assets or the operation of the Business on or after the Closing Date;

(d)                                 unless caused by the negligence or willful misconduct of TransTex or included among Section 2.4(h) or Section 2.4(i), all Liabilities arising from, in connection with or relating to products of the Business manufactured, sold or leased by TransTex prior to the Closing Date, including warranty obligations, product liabilities and recall obligations, but only to the extent injury or loss giving rise to the Liability occurred on or after the Closing Date; and

(e)                                  all Liabilities, obligations and expenses of any kind or nature relating to Taxes with respect to the Purchased Assets for any period on or after the Closing Date except as provided in Section 6.12 with respect to TransTex’s pro rata share of real property Taxes.

2.4                                 Excluded Liabilities.  Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of TransTex or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).  TransTex shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)                                  all Liabilities relating to or arising out of the Excluded Assets (including the Excluded Contracts);

(b)                                 any Liabilities of TransTex or any of its Affiliates in respect of any pending or threatened Actions to the extent relating to, arising out of or resulting from the ownership of the Purchased Assets or the operation of the Business prior to the Closing, including any obligations to indemnify, reimburse or advance any Representative or Independent Contractor of TransTex relating to their conduct in such capacities or performance of services to TransTex prior to the Closing Date;

(c)                                  any Liabilities associated with any debt, loans or credit facilities of TransTex and/or the Business owing to financial institutions or other third-party lenders;

(d)                                 all Liabilities, obligations and expenses of any kind or nature for Taxes of TransTex or any Affiliate Related to the Business, the Purchased Assets or the Assumed Liabilities for any period ending prior to the Closing Date (including any Liabilities pursuant to any tax sharing agreement, tax indemnification or similar arrangement) and any Taxes payable in connection with the transaction contemplated by this Agreement, except for (i) the sales, transfer and registration Taxes associated with the transfer and registration of all titled motor vehicles and trailers to Buyer, which shall be paid by Buyer in accordance with Section 6.5 and (ii) real property Taxes with respect to the Purchased Assets to the extent such Taxes relate to a period subsequent to the Closing Date, which shall be paid in accordance with Section 6.12;

(e)                                  any Liabilities arising under or in connection with any Benefit Plan providing benefits to any present or former employee of TransTex;

(f)                                    except as otherwise provided in Section 6.21, any Liabilities of TransTex for any present or former employees, officers, directors general partners, retirees or Independent Contractors of TransTex, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination, indemnification or other payments;

(g)                                 any Liabilities for TransTex Expenses;

(h)                                 any product Liabilities or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by TransTex, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products manufactured, sold or leased or any service performed by TransTex prior to the Closing Date but only to the extent injury or loss giving rise to the Liability occurred prior to the Closing Date;

(i)                                     any Liabilities for recall, design defect or similar claims of any products manufactured, sold or leased or any service performed by TransTex prior to the Closing Date but only to the extent the injury or loss giving rise to the Liabilities occurred prior to the Closing Date;

(j)                                     any Liabilities of TransTex or any of its Affiliates pursuant to this Agreement or any Transaction Document (including Liabilities with respect to indemnification as set forth in ARTICLE XI of this Agreement);

(k)                                  any Liabilities arising under Environmental Laws to the extent relating to, arising out of or resulting from any actions or omissions of TransTex or the operation of the Business or the ownership of the Purchased Assets or any other cause or condition occurring or existing prior to the Closing Date, including without limitation, all Liabilities associated with the item described in Section 4.18(d) of the Disclosure Schedules;

(l)                                     any Liabilities under any of the Assigned Contracts that arise out of or related to a breach or default by TransTex of such Assigned Contract prior to the Closing Date;

(m)                               any trade accounts payable of TransTex and all other current liabilities of TransTex (i) to the extent not accounted for on the Year-End Financial Statements; (ii) which constitute intercompany payables owing to Affiliates of TransTex; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the Ordinary Course of Business since the date of the Year-End Financial Statements;

(n)                                 any Liabilities arising out of, in respect of or in connection with the failure by TransTex or any of its Affiliates to comply with any Law or Order; and

(o)                                 the item identified as “Total AP Accrued Unbilled — Approx” in the amount of $153,077.60 in the Financial Statements, being the same amount reflected in Schedule 2.3(a) and Section 4.21(b) of the Disclosure Schedules.

2.5                                 Purchase Price.  The aggregate purchase price for the Purchased Assets shall be $58,500,000 composed of (i) $46,800,000 in cash (the “Cash Portion”) as adjusted pursuant to Section 6.20 in exchange for the purchase of an undivided interest in the Purchased Assets with a value equal to same and (ii) 585,000 Class A Common Units (as defined in the Existing Eureka Hunter Holdings LLC Agreement) of Eureka Hunter Holdings in uncertificated form (the “Eureka Hunter Holdings Units”) which, immediately following the consummation of the Closing, shall represent a 2.786444% membership interest in Eureka Hunter Holdings in exchange for a contribution of an undivided interest in the Purchased Assets with a value of $11,700,000 (the Cash Portion and Eureka Hunter Holdings Units, being the “Purchase Price”), plus the assumption of the Assumed Liabilities.  At the Closing, the Purchase Price shall be paid as follows:

(a)                                  On the Closing Date, $45,300,000 (the “Closing Cash Payment”), which is the Cash Portion less $1,500,000 (the “Holdback Amount”), shall be paid to TransTex by wire transfer of immediately available funds to an account designated in writing by TransTex to Buyer no later than three (3) Business Days prior to the Closing Date; and

(b)                                 The Holdback Amount shall be deposited into the Holdback Account and shall be held and distributed in accordance with ARTICLE XI of this Agreement.  The Holdback Fund shall be held as collateral to secure the rights and satisfy any and all claims made by Buyer or any other Buyer Indemnified

Party against TransTex pursuant to ARTICLE XI and shall be maintained for a period of one (1) year after the Closing Date (the “Holdback Period”).

(c)                                  At the Closing, in exchange for a contribution of an undivided interest in the Purchased Assets  with a value of $11,700,000, Eureka Hunter Holdings shall issue, or shall cause its transfer agent to issue, in uncertificated form, all of the fully paid and nonassessable Eureka Hunter Holdings Units to TransTex, and revise its books and records to account for such issuance.

2.6                                 Payoff of Indebtedness.  On or before the Closing Date, TransTex shall pay, or request that Buyer pay on behalf of TransTex on the Closing Date, the amounts evidenced by any payoff letter from any creditor of TransTex listed on Schedule 2.6 to the extent such creditor has a Lien on any of the Purchased Assets on the Closing Date (“Lien Holder”) and deliver any payoff letter in accordance with Section 3.2(a)(xiv) (collectively the “Indebtedness Amount”).  The Closing Cash Payment payable to TransTex pursuant to Section 2.5(a) shall be reduced by the amount paid by Buyer on behalf of TransTex to satisfy all or any portion of the Indebtedness Amount.

2.7                                 Allocation.

(a)                                  TransTex and Buyer agree that the Cash Portion and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule,  the form of which is attached hereto as Schedule 2.7 (the “Allocation Schedule”).  A draft of the Allocation Schedule shall be prepared by Buyer and delivered to TransTex within 60 days following the Closing Date.  If TransTex notifies Buyer in writing that TransTex objects to one or more items reflected in the Allocation Schedule, TransTex and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if TransTex and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 90 days following the Closing Date, such dispute shall be resolved pursuant to Section 2.7(b) below.  Buyer and TransTex shall file all Tax Returns (including amended returns and claims for refund) and information reports (including IRS Form 8594 and any required exhibits thereto) in a manner consistent with the Allocation Schedule. Neither Buyer nor TransTex shall take any position which is inconsistent with the Allocation Schedule unless required to do so under applicable Law.  If the Purchase Price is adjusted pursuant to Section 11.8(d), the allocation of the Cash Portion as set forth on Schedule 2.7 shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments.

(b)                                 If TransTex and Buyer fail to reach an agreement with respect to the Allocation Schedule, then any amounts remaining in dispute shall be submitted for resolution to the office of Deloitte & Touche LLP, who TransTex and Buyer acknowledge does not currently represent either of them, or, if Deloitte & Touche LLP is unable to serve, Buyer and TransTex shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than TransTex’s accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the disputed amounts only and make any adjustments to the Allocation Schedule.  The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties.  The fees and expenses of the Independent Accountants shall be borne equally by TransTex and Buyer.

2.8                                 Third Party Consents.  To the extent that TransTex’s rights under any Assigned Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent or waiver of another Person which TransTex has in good faith attempted to obtain but has not been obtained by the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and TransTex, at its sole expense, shall use commercially reasonable efforts to obtain any such required consent(s)  or waiver(s) as promptly as possible. To the extent that such consents and waivers are not obtained by TransTex and the applicable Assigned Contract, Permit or other Purchased Asset is not a Required Consent, this Agreement, to the extent permitted by Law, shall constitute an equitable assignment by TransTex to Buyer of all rights, benefits, title and interest in and to such Assigned Contracts and Permits of TransTex, and Buyer, until each such consent is obtained or Buyer replaces the Assigned Contract or Permit with a substantially similar contract or permit, shall be deemed to be TransTex’s agent or subcontractor, as applicable, for the purpose of completing, fulfilling and discharging all of TransTex’s rights and liabilities arising after the Closing Date under such Assigned Contracts and Permits of TransTex.  TransTex shall provide (or have its agents and subcontractors provide) Buyer with the proceeds and benefits of such Assigned Contracts and Permits of TransTex, and Buyer shall be obligated for all liabilities under such Assigned Contracts and Permits of TransTex arising after the Closing Date which shall be treated as Assumed Liabilities hereunder.  At Buyer’s direction, TransTex shall instruct any third-party to such Assigned Contract that any payments owing to TransTex under such Assigned Contract from such third-party shall be made to an account designated by Buyer.

ARTICLE III
THE CLOSING

3.1                                 Closing; Closing Date.  The term “Closing” as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Assets by TransTex to Buyer in exchange for the payment of the Purchase Price to TransTex pursuant to Section 2.5 of this Agreement.  The Closing shall take place in a manner mutually agreeable by TransTex and Buyer, including remotely by the electronic delivery of the closing documents, on April 2, 2012 (the “Closing Date”).  For purposes of this Agreement, the Closing shall be deemed to occur at 12:01 a.m., local time in Houston, Texas, on the Closing Date.

3.2                                 Transactions to be Effected at Closing.  At the Closing, the following deliveries by the parties shall occur:

(a)                                  TransTex shall deliver, or cause to be delivered, to Buyer each of the following:

(i)                                     a duly executed bill of sale, assignment and assumption agreement in the form attached as Exhibit A hereto (the “Bill of Sale, Assignment and Assumption Agreement”) transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)                                  a duly executed Intellectual Property Assignment in the form attached as Exhibit B hereto (the “Intellectual Property Assignment”) transferring all of TransTex’s right, title and interest in and to the registered Owned Intellectual Property to Buyer;

(iii)                               with respect to the Owned Real Property a duly executed and notarized special warranty deed in the form attached as Exhibit C hereto (the “Special Warranty Deed”);

(iv)                              with respect to the Leased Real Property, a duly executed Assignment and Assumption of Lease in the form attached as Exhibit D hereto (the “Assignment and Assumption of Lease”);

(v)                                 such other motor vehicle titles, assignments and other transfer documents (the “Additional Transfer Documents”) reasonably requested by Buyer, which shall be sufficient to vest good and marketable title to the Purchased Assets in the name of Buyer, free and clear of any Liens, except for Permitted Liens;

(vi)                              a duly executed Transition Services Agreement in the form attached as Exhibit E (the “Transition Services Agreement”);

(vii)                           all of the Transferred Books and Records;

(viii)                        a copy of each Required Consent duly executed by the applicable Person or Governmental Authority;

(ix)                                a certificate stating that TransTex is not a “foreign” person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise executed in accordance with, Treasury Regulations Section 1.1445-2(b)(2);

(x)                                   a certificate of the of the general partners of TransTex dated as of the Closing Date: (i) attaching a true and complete copy of TransTex’s Certificate of Formation and  Limited Partnership Agreement (as amended to the date thereof); (ii) attaching true and complete copies of all resolutions of the limited partners or the general partners of TransTex adopted in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby; (iii) setting forth the incumbency of each of the officers of the general partners of TransTex who have executed and delivered this Agreement or any other Transaction Documents, including therein a signature specimen for each such officer; and (iv) attaching a certificate from the Secretary of States of Delaware and Texas, as of a date not earlier than 10-days prior to the Closing Date, as to the good standing of TransTex in the States of Delaware and Texas;

(xi)                                a certificate, dated as of the Closing Date, executed by the general partners of TransTex, as required by Section 8.2;

(xii)                             the duly executed First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement;

(xiii)                          to the extent not previously addressed, copies of each Transaction Document contemplated to be executed and delivered by TransTex at or prior to the Closing, duly executed and delivered by TransTex;

(xiv)                         a payoff letter from each Lien Holder listed on Schedule 2.6 that (i) specifies the amount required to be paid to the Lien Holder to cause such Lien Holder to release any liens on the Purchased Assets as of the Closing Date, (ii) provides that upon receipt of such payment such Lien Holder’s lien on the Purchased Assets is automatically released and terminated; (iii) to the extent a UCC-1 has been filed for any lien, authorizes Buyer or TransTex to file a UCC-3 lien termination statement(s) on behalf of such Lien Holder with the Governmental Authority or any other applicable jurisdictions evidencing the release of such Lien Holder’s lien on the Purchased Assets; (iv) to the extent any such lien is on a titled asset, provides for delivery of the title document with the lien released, and (v) releases of any mortgages or deeds of trust;

(xv)                            such documents as may be required for the valid transfer or assignment of all Permits of TransTex that are transferable;

(xvi)                         duly executed Noncompete, Nonsolicitation and Confidentiality Agreements in substantially the form attached as Exhibit F from the general partners of TransTex and Ronald L. Fancher, and J.W. Brown (collectively, the “Noncompete Agreements”);

(xvii)                      a duly executed Membership Interest Assignment Agreement in substantially the form attached as Exhibit G assigning all of TransTex’s membership interest in TranStar to Buyer and reflecting the consent of the managers of TranStar to such assignment (the “Membership Interest Assignment Agreement”);

(xviii)                   a title insurance policy (obtained at TransTex’s expense) for the Owned Real Property issued by Chicago Title written as of the Closing Date, insuring Buyer’s fee simple title to the Owned Real Property as of the Closing Date, subject only to Permitted Liens, in such amount as Buyer and TransTex reasonably determine to be the value of the Owned Real Property insured thereunder, provided that the cost of the deletion of the survey exception and any other endorsement, if requested by Buyer, shall be at Buyer’s expense, together with  a survey (obtained at TransTex’s expense) in form and substance satisfactory to Buyer for the Owned Real Property;

(xix)                           executed employment agreement by J. Greg Sargent on the form attached hereto as Exhibit H (the “Employment Agreement”);

(xx)                              executed Landlord’s Estoppel Certificate by Cameron McKinney, LLC  in the form attached hereto as Exhibit J;

(xxi)                           an investment letter addressed to Eureka Hunter Holdings in substantially the form of Exhibit K executed by TransTex;

(xxii)                        all Cash of TransTex either by immediately available funds by wire transfer to an account designed by Buyer or such other delivery method approved by Buyer; and

(xxiii)                     such other documents and instruments as may be required of TransTex by any other provision of this Agreement or as may reasonably be required of TransTex to consummate the transactions contemplated by this Agreement.

(b)                                 Buyer (or in the case of Section 3.2(b)(ix) and Section 3.2(b)(xi), Eureka Hunter Holdings) or an Affiliate of Buyer shall deliver, or cause to be delivered, to TransTex each of the following:

(i)                                     the Closing Cash Payment;

(ii)                                  evidence of the deposit of the Holdback Amount into the Holdback Account;

(iii)                               the duly executed Bill of Sale, Assignment and Assumption Agreement;

(iv)                              with respect to the Leased Real Property, the duly executed Assignment and Assumption of Lease;

(v)                                 the duly executed Transition Services Agreement;

(vi)                              the duly executed Membership Interest Assignment Agreement;

(vii)                           the First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement executed by Magnum Hunter and Ridgeline Midstream Holdings, LLC;

(viii)                        a certificate of the secretary of Buyer dated as of the Closing Date: (i) attaching a true and complete copy of its Certificate of Formation (as amended to the date thereof); (ii) attaching true and complete copies of all resolutions of its member in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby; (iii) setting forth the incumbency of each of Buyer’s officers who has executed and delivered this Agreement or any other Transaction Documents, including therein a signature specimen for each such officer; and (iv) attaching certificates from the Secretary of State of the States of Delaware and Texas, as of a date not earlier than 10 days prior to the Closing Date, as to the good standing of Buyer in the States of Delaware and Texas;

(ix)                                a certificate of the secretary of Eureka Hunter Holdings dated as of the Closing Date: (i) attaching a true and complete copy of its Certificate of Formation (as amended to the date thereof); (ii) attaching true and complete copies of all resolutions of its members in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby; (iii) setting forth the incumbency of each of Eureka Hunter Holding’s officers who has executed and delivered this Agreement or any other Transaction Documents, including therein a signature specimen for each such officer; and (iv) attaching certificates from the Secretary of State of the State of Delaware, as of a date not earlier than 10 days prior to the Closing Date, as to the good standing of Eureka Hunter Holdings in the State of Delaware;

(x)                                   a certificate, dated as of the Closing Date, executed by the appropriate officer of Buyer, as required by Section 9.2;

(xi)                                a certificate, dated as of the Closing Date, executed by the appropriate officer of Eureka Hunter Holdings, as required by Section 9.2;

(xii)                             to the extent not previously addressed, copies of each Transaction Document contemplated to be executed and delivered by Buyer at or prior to the Closing;

(xiii)                          the duly executed Employment Agreement; and

(xiv)                         such other documents and instruments as may be required of Buyer by any other provision of this Agreement or as may reasonably be required of Buyer to consummate the transactions contemplated by this Agreement.

(c)                                  Buyer or an Affiliate of Buyer shall deliver, or cause to be delivered, the Holdback Amount into the Holdback Account.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSTEX

TransTex represents and warrants to Buyer and Eureka Hunter Holdings that, except as set forth on the Disclosure Schedules to this Agreement, the statements contained in this ARTICLE IV are true and correct as of the date hereof, except to the extent any such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE IV; provided, however, that any matter disclosed pursuant to one section or subsection of the Disclosure Schedules is deemed disclosed for such other sections or subsections of the Disclosure Schedules if it is reasonably apparent on the face thereof that such matter relates to such other section or subsection of the Disclosure Schedules and the level of particularity and manner of disclosure of the matter expressly disclosed in one section or subsection of the Disclosure Schedules would make a reasonable person aware that such disclosure is relevant to such other sections or subsections.

4.1                                 Organization.  TransTex is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which TransTex is licensed or qualified to do business, and TransTex is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a TransTex Material Adverse Effect.

4.2                                 Subsidiaries.  Except as set forth on Section 4.2 of the Disclosure Schedules, TransTex does not have any direct or indirect Subsidiaries and does not hold, directly or indirectly, any Equity Interest of any Person.

4.3                                 Due Authorization.  TransTex has all requisite limited partnership power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by TransTex of this Agreement and each of the other Transaction Documents to which it is a party, the performance by TransTex of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the general partners of TransTex, and no other partnership or other proceeding, consent or authorization on the part of TransTex is necessary to authorize this Agreement or any of the other Transaction Documents to which it is or will be a party.  This Agreement and each of the other Transaction Documents to which TransTex is a party, have been duly and validly executed and delivered by TransTex and constitute a legal, valid and binding obligation of TransTex, enforceable against TransTex in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought; in each case regardless of whether such enforceability is considered in a proceeding in equity or at law ((a) and (b) together, the “Enforceability Limitations”).

4.4                                 No Conflict; Consents.  Except as set forth on Section 4.4 of the Disclosure Schedules, the execution, delivery and performance by TransTex of this Agreement and each of the other Transaction Documents to which TransTex is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a default under, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation, breach or default under, or accelerate the performance required, under, or result in the termination of or give any Person the right to terminate, any Assigned Contract to which TransTex is a party, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained, (b) assuming compliance with the matters addressed in this Section 4.4, violate, conflict with or result in a default of, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation or breach of, or default, under any applicable Law, Permit or Order binding upon or applicable to TransTex or the Business, (c) violate or conflict with the certificate of formation, the limited partnership agreement or other organizational or governing documents of TransTex, or (d) result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on the Purchased Assets (other than Permitted Liens). No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to TransTex in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for those consents, approvals, Permits, Orders, declarations or filings, or notices set forth on Section 4.4 of the Disclosure Schedules (the “TransTex

Consents”). Section 4.4 of the Disclosure Schedule further identifies those TransTex Consents which are a condition to Buyer’s obligation to close in accordance with ARTICLE VIII (the “Required Consents”).

4.5                                 Litigation.  Except as set forth on Section 4.5 of the Disclosure Schedules, there are no Actions pending or, to the Knowledge of TransTex, threatened against or by TransTex (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To the Knowledge of TransTex, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.   Except as set forth on Section 4.5 of the Disclosure Schedules, there are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.6                                 Financial Statements.

(a)                                  Section 4.6(a) of the Disclosure Schedules includes complete copies of each of the following: (i) the unaudited financial statements consisting of the balance sheet for TransTex as of December 31 for each of the years 2009 and 2010 and the related statements of income and cash flow for the years then ended (collectively, the “Unaudited Financial Statements”), (ii) the audited balance sheet and related statements of income and cash flow for TransTex for the six month period ended June 30, 2011  (collectively, the “Audited Financials,”) and (iii) the unaudited balance sheet for TransTex as of December 31, 2011 (the “Year-End Balance Sheet”) and the related statements of income and cash flow for the twelve-month period then ended (together with the Year-End Balance Sheet, the “Year-End Financial Statements” and collectively with the Unaudited Financial Statements and Audited Financials, the “Financial Statements”).  Except as set forth on Section 4.6(a) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP, consistently applied by TransTex throughout the periods indicated, are based on the books and records of the Business and present fairly in all material respects the financial condition and results of operations of TransTex with respect to the Business as of the times and for the periods referred to therein.  TransTex has delivered to Buyer copies of all letters from TransTex’s auditors to TransTex during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

(b)                                 TransTex has no Liabilities, except: (i) Liabilities which are adequately reflected or reserved against in the Year-End Financial Statements; (ii) Liabilities which have been incurred in the Ordinary Course of Business since the date of the Year-End Financial Statements and none of which arose out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of Law or arose out of any Action; (iii) Liabilities set forth on Section 4.6(b) of the Disclosure Schedules which are not material in amount; and (iv) Liabilities disclosed in this Agreement.

4.7                                 Absence of Certain Developments.  Since June 30, 2011, TransTex has conducted the Business in the Ordinary Course of Business and there has not been any TransTex Material Adverse Effect and no circumstances have arisen, which, individually or in the aggregate, would reasonably be expected to have a TransTex Material Adverse Effect.  Without limiting the foregoing, except as set forth on Section 4.7 of the Disclosure Schedules, since June 30, 2011 (or January 1, 2012 with respect to Section 4.7(q) below only), TransTex has not:

(a)                                  entered into, amended, modified, supplemented, terminated or failed to renew any Material Contract set forth on Section 4.9 of the Disclosure Schedules or otherwise waived, released or assigned any material rights, claims or benefits of TransTex thereunder, in each case other than in the Ordinary Course of Business;

(b)                                 sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets or properties having a value in excess of $50,000, except for the sale of inventory in the Ordinary Course of Business;

(c)           (i) taken any action with respect to the grant of any severance or termination pay to any employees that will become due and payable on or after the Closing Date; (ii) adopted, entered into, or terminated any Benefit Plan or any plan, agreement, policy, practice or arrangement that would be a Benefit Plan if in effect on the date hereof; (iii) amended or communicated (whether orally or in writing) any increase in benefits or any change in current or former employee or Independent Contractor participation or coverage under any Benefit Plan that would increase the expense of maintaining such Benefit Plan; (iv) increased the compensation or fringe benefits of any current or former employee or Independent Contractor (except for increases in salary or wages in the Ordinary Course of Business); (v) granted any equity or equity-based awards; or (vi) made, contracted to make, or arranged for, retention payments to be made to any employee.

(d)           acquired or disposed of by stock transaction, lease, merger or consolidation with, or merged or consolidated with, or purchased all or substantially all of the assets of, or otherwise acquired any material assets or business of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(e)           incurred, assumed or guaranteed any Indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(f)            cancelled any debts or claims or amended, terminated or waived any rights constituting Purchased Assets;

(g)           made or forgiven any material loans or material advances to any Person, except for advances to current employees or Independent Contractors for expenses, or extensions of trade credit, in each case incurred in the Ordinary Course of Business;

(h)           authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interest of any class, securities or equity equivalents of TransTex;

(i)            incurred or assumed any Indebtedness, or issued or sold any debt securities or warrants or rights to acquire any debt securities of TransTex;

(j)            permitted any of the assets of TransTex to be subjected to any Lien other than Permitted Liens;

(k)           made any material changes in the type or amount of its insurance coverage or permit any insurance policy naming TransTex as a beneficiary or a loss payee to be canceled or terminated other than in the Ordinary Course of Business;

(l)            settled, paid or discharged, or admitted liability or consented to (1) non-monetary relief in respect of any Action unless compelled by final, non-appealable Order of a Governmental Authority, or (2) monetary relief in connection with any Action;

(m)          incurred or committed to any obligation to make any capital expenditure (or series of capital expenditures) in excess of $50,000, individually or in the aggregate, which would constitute an Assumed Liability;

(n)           made any material changes in any Tax position or in any principles, practices, or methods of accounting or auditing practice other than those changes required by GAAP, disclosed in the notes to the Financial Statements or as appropriate to conform to changes in Tax Laws;

(o)           incurred any material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(p)           entered into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing; or

(q)           failed to comply with the Cash Management Policy.

4.8           Taxes.  Except as set forth on Section 4.8 of the Disclosure Schedules:

(a)           TransTex has timely filed, or will timely file, all Tax Returns which are required to be filed by TransTex (taking into account any extensions of time to file), and all such Tax Returns (including information provided therewith or with respect to thereto) are, or will be, true, complete and correct in all respects.

(b)           All Taxes owed by TransTex (whether or not shown on any Tax Return) have been, or will be, fully and timely paid.  TransTex has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current employee or Independent Contractor, creditor, holder of Equity Interest, or other third party, and complied with all information reporting and backup withholding provision of applicable Law.

(c)           TransTex has no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from TransTex for any taxable period and no request for any such waiver or extension is currently pending.

(d)           There is no Action currently pending or in progress or, to the Knowledge of TransTex, threatened with respect to any Taxes due from or with respect to TransTex, nor has any audit of any Tax Return of TransTex been conducted within the previous five (5) taxable years.  No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against TransTex, and no claim has been made by any Governmental Authority in a jurisdiction where TransTex does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed against TransTex have been fully and timely paid, settled or properly reflected in the Financial Statements.

(e)           Prior to the date hereof, TransTex has made available to Buyer true, correct and complete copies of all Tax Returns, examination or audit reports and statements of deficiencies for taxable periods, or transactions consummated, for 2008, 2009, 2010 and 2011 (to the extent the Tax Returns for 2011 have been filed).

(f)            There are no Liens for Taxes upon the assets or properties of TransTex, except for Permitted Liens, nor, to the Knowledge of TransTex, is any taxing authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)           TransTex has properly classified all service providers as employees or independent contractors, as applicable, for Tax purposes and there have been no notices from, or claims by, any Governmental Authority related to such classification.

(h)           TransTex is not a “foreign person” as that term is used in Treasury Regulation §1.1445-2.

(i)            TransTex has no Liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise.

4.9           Contracts and Commitments.

(a)           Section 4.9 of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected (y) to which TransTex is a party or (z) by which TransTex is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property listed or otherwise disclosed in Section 4.12(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(c) of the Disclosure Schedules, being “Material Contracts”):

(i)            each Contract that TransTex reasonably anticipates will involve aggregate payments or consideration of more than $5,000 in the calendar year ending December 31, 2012 for goods and services furnished by TransTex in connection with the Business;

(ii)           each Contract that TransTex reasonably anticipates will involve aggregate payments or consideration of more than $5,000 in the calendar year ending December 31, 2012, for goods and services furnished to TransTex in connection with the Business;

(iii)          each Contract or other instrument relating to Indebtedness of TransTex or relating to mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any assets of TransTex (or relating to the incurrence, assumption, surety or guarantee of any Indebtedness of any Person);

(iv)          each lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting or relating to the ownership of, leasing of, title to, use of, sale, exchange, transfer or any leasehold or other interest in any real or personal property of TransTex;

(v)           each Contract under which TransTex has advanced or loaned an amount to any Person other than trade credit in the Ordinary Course of Business;

(vi)          each joint venture Contract, partnership agreement, or limited liability company agreement;

(vii)         each employment, severance, retention, noncompetition or separation Contract with any current or former employee or Independent Contractor of TransTex or any of its Subsidiaries or Affiliates or any current or former general partner or officer of TransTex;

(viii)        each Contract with another Person which purports to limit or restrict the ability of TransTex to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any product or any geographic location;

(ix)           each Contract with any current or former officer, director, equity holder or Affiliate of TransTex, with any family member of any of the foregoing, or with any Affiliate of any such family member;

(x)            each Contract for the sale or acquisition of any of the assets, Equity Interest or businesses of TransTex (other than, in the case of sales of assets, in the Ordinary Course of Business), or for the grant to any Person of any preferential rights to purchase any of its assets, in each case under which there are any outstanding or contingent obligations or rights;

(xi)           each Contract that relates to the acquisition or disposition of any business, a material amount of Equity Interests or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets or otherwise);

(xii)          each Contract with any Governmental Authority;

(xiii)         each license, covenant-not-to-sue or other Contract granting TransTex the right to use any Intellectual Property (other than off-the-shelf software licenses);

(xiv)        each Contract for capital expenditures involving payments of more than $25,000 in the aggregate, in each case under which there are any outstanding or contingent obligations;

(xv)         each Contract entered into in the past two (2) years involving any resolution or settlement of any actual or threatened Action or other dispute with a value of greater than $50,000 or which imposes continuing obligations on TransTex;

(xvi)        each Contract under which TransTex has continuing material indemnification obligations to any Person, other than terminated lease agreements for equipment which were entered into in the Ordinary Course of Business;

(xvii)       each Contract with any labor union or association relating to any current or former employee or Independent Contractor of TransTex or any of its Affiliates;

(xviii)      all powers of attorney with respect to the Business or any Purchased Asset;

(xix)         each other Contract (or group of related agreements) the performance of which requires aggregate payments to or from TransTex in excess of $25,000 per year that is not terminable with less than 60 days’ notice; and

(xx)          any contract not entered into in the Ordinary Course of Business.

(b)           Except as reflected in Section 4.9 of the Disclosure Schedules, prior to the date hereof, TransTex has made available to Buyer a true, correct and complete (i) copy of all written Material Contracts, and (ii) a detailed summary of all of the material terms and conditions of all oral Material Contracts, together with all amendments, supplements, waivers or other changes thereto.

(c)           Except as reflected in Section 4.9 of the Disclosure Schedules: (i) each Material Contract is a valid and binding obligation of TransTex in accordance with its terms, is in full force and effect, and is enforceable against TransTex and, to the Knowledge of TransTex, the other parties thereto, subject to the Enforceability Limitations; (ii) neither TransTex nor, to the Knowledge of TransTex, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract; (iii) to the Knowledge of TransTex, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder; and (iv) there are no disputes pending or, to the Knowledge of TransTex, threatened under any Assigned Contract included in the Purchased Assets.

4.10         Customers and Suppliers.

(a)           4.10(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to TransTex for goods or services rendered in an amount greater than or equal to $25,000 for the calendar year ended December 31, 2011 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. Except as set forth in 4.10(a) of the Disclosure Schedules, TransTex has not received any written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)           Section 4.10(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom TransTex has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for the calendar year ended December 31, 2011 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. Except as set forth in Section 4.10(b) of the Disclosure Schedules, TransTex has not received any written notice that any of the Material Suppliers have ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce or alter its relationship with the Business.

4.11         Intellectual Property.

(a)           All Intellectual Property Related to the Business (the “Business Intellectual Property”) is either owned by TransTex  (the “Owned Intellectual Property”) or used by TransTex pursuant to a valid license agreement (the “Licensed Intellectual Property”).  TransTex has taken all reasonably necessary actions to maintain and protect each item of Business Intellectual Property, including taking all reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and the proprietary nature of the Business Intellectual Property.

(b)           Section 4.11(b) of the Disclosure Schedules sets forth a true, correct and complete list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application and (ii) all unregistered Owned Intellectual Property that is material to the operation of the Business.  To the Knowledge of TransTex, all of the registrations, issuances and applications set forth on Section 4.11(b) of the Disclosure Schedules are valid, subsisting, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated, and payment of all renewal and maintenance fees in respect thereof, and all filings related thereto, have been duly made.  TransTex owns and possess all right, title and interest in and to each item of Owned Intellectual Property free and clear of all Liens (other than Permitted Liens).

(c)           Section 4.11(c) of the Disclosure Schedules sets forth a true, correct and complete list of all agreements (i) pursuant to which TransTex uses any Licensed Intellectual Property and (ii) pursuant to which TransTex has granted to a third party any right in or to any Owned Intellectual Property (collectively, the “IP Licenses”).  All of the IP Licenses are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms.  There is no proposed or  pending cancellation or termination of, and TransTex is not in default in any material respect under, any IP License, nor to the Knowledge of TransTex do any conditions exist that with notice or lapse of time or both could constitute such a material default thereunder.

(d)           The conduct of the Business does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and there is no claim pending or threatened in any writing received by TransTex alleging any such infringement or violation or challenging the rights of TransTex in or to any Business Intellectual Property and, to the Knowledge of TransTex, there is no existing fact or circumstance that would be reasonably expected to give rise to any such claim.  To the Knowledge of TransTex, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of TransTex in any Licensed Intellectual Property.

(e)           All software used in the Business (i) performs in material conformance with its documentation, (ii) is free from any material software defect and (iii) does not to the Knowledge of TransTex contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software, or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of such computer program.

4.12         Real Property.

(a)           Section 4.12(a) of the Disclosure Schedules sets forth the real property owned by TransTex and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including the address, location and use.  TransTex has delivered to Buyer copies of the deeds and other instruments (as recorded) by which TransTex acquired the Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of TransTex with respect to such parcel. With respect to the Owned Real Property:

(i)            TransTex has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens;

(ii)           TransTex has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)          there are no recorded or unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)           Section 4.12(b) of the Disclosure Schedules sets forth the real property leased by TransTex and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of TransTex in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property” and collectively with the Owned Real Property, the “Acquired Real Property”), and a true and complete list of all subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which TransTex holds the Leased Real Property (collectively, the “Lease”).   TransTex has delivered or otherwise made available to Buyer a true and complete copy of the Lease. With respect to the Lease:

(i)            such Lease is valid, binding, enforceable and in full force and effect, and TransTex enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)           TransTex is not in breach or default under such Lease, and to the Knowledge of TransTex, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and TransTex has timely paid all rent due and payable under such Lease;

(iii)          TransTex has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by TransTex under the Lease and, to the Knowledge of TransTex, no other party is in default thereof, and no party to such Lease has exercised any termination rights with respect thereto;

(iv)          TransTex has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)           TransTex has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in such Leased Real Property other than Permitted Liens.

(c)           TransTex has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Acquired Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Acquired Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Acquired Real Property as currently operated. Neither the whole nor any material portion of any Acquired Real Property has been damaged or destroyed by fire or other casualty.

(d)           The Acquired Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

4.13         Title to Purchased Assets; Condition and Sufficiency of Assets.

(a)           Except as set forth on Section 4.13(a) of the Disclosure Schedules, TransTex owns good and valid title to, or a valid leasehold interest in (subject to Enforceability Limitations), all of the Purchased Assets, in each case free and clear of all Liens, except for Permitted Liens.

(b)           Except as set forth in Section 4.13(b) of the Disclosure Schedules, the Tangible Personal Property and the buildings and structures on the Acquired Real Property are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such Tangible Personal Property and the buildings and structures on the Acquired Real Property is in need of any material maintenance, repairs or improvements except for ordinary, routine maintenance and repairs. Except as set forth in Section 4.13(b) of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets is material to the Business.  During the past three (3) years there has not been any material interruption of the operations of the Business due to inadequate maintenance of the Tangible Personal Property or the buildings and structures or otherwise and, to the Knowledge of TransTex, no facts or circumstances exist which would reasonably be expected to cause any material interruption of the Business.

4.14         Employee Benefit Plans.

(a)           Section 4.14(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by TransTex for the benefit of any current or former employee, officer, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which TransTex has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           Each such Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Benefit Plan.  Each such Benefit Plan complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and any other applicable Law.

(c)           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan.  No amount or asset of any Benefit Plan is subject to tax as unrelated business taxable income.

(d)           Each Benefit Plan that provides “deferred compensation” within the meaning of Code §409A is either exempt from or in compliance with Code §409A.  TransTex does not now and has not ever maintained, sponsored or contributed to any Benefit Plan that is a ‘‘defined benefit plan’’ (as defined in ERISA §3(5)), a voluntary employees’ beneficiary association within the meaning of Code §501(c)(9), or any Benefit Plan intended to meet the requirements of a ‘‘qualified plan’’ under Code §401(a).

(e)           TransTex has never been a party to a “prohibited transaction” as described in Code §4975.

(f)            TransTex does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(g)           TransTex has no formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee of TransTex, or any dependent or beneficiary thereof.

(h)           With respect to each Benefit Plan, TransTex has made available to Buyer true, complete and correct copies of (to the extent applicable): (i) the plan documents and all amendments thereto and summary plan descriptions or written summary of material terms of any unwritten plan; (ii) any related trust agreement or other funding instrument, (iii) all related service agreements, and (iv)  all correspondence with the IRS and any other Governmental Authority regarding the operation or the administration of any Benefit Plan.

(i)            Except as set forth on Section 4.14(i) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee or Independent Contractor of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Code §280G(b).

(j)            The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall not result in any carryover liability to the Buyer or any Affiliate of Buyer for Taxes, penalties, interest or any other claims resulting from any Benefit Plan or other employee benefit agreement or arrangements.

4.15         Employment Matters.

(a)           Section 4.15(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual. Except as set forth in Section 4.15(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees or Independent Contractors of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of TransTex with respect to any compensation, commissions or bonuses.

(b)           Except as set forth on Section 4.15(b) of the Disclosure Schedules, TransTex is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of TransTex, and, to the Knowledge of TransTex, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.15(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting TransTex or any employees of the Business. TransTex has no duty to bargain with any Union.

(c)           Except as set forth on Section 4.15(c) of the Disclosure Schedules, TransTex is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to current employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by TransTex as Independent Contractors of the Business are properly treated as independent contractors under all applicable Laws. All current employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.15(c) of the Disclosure Schedules, there are no Actions pending against TransTex, or to the Knowledge of TransTex, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

4.16         Insurance.  Section 4.16 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability, key person life and other casualty and property insurance maintained by TransTex or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims. Except as set forth on Section 4.16 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither TransTex nor any of its Affiliates has received any written notice of cancellation of, material premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. Neither TransTex nor any of its Affiliates is in default under, or has otherwise failed to comply with any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business. True and complete copies of the Insurance Policies have been made available to Buyer.

4.17         Compliance with Laws.  TransTex has been and is now in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, in all material respects; provided, however, that no representation is made in this Section 4.17 as to (i) matters relating to Taxes (it being understood that all representations relating to Taxes are set forth in Section 4.8), (ii) matters relating to the Benefit Plans (it being understood that all representations relating to the Benefit Plans are set forth in Section 4.14), (iii) matters relating to labor matters (it being understood that all representations relating to labor matters are set forth in Section 4.15) and (iv) matters relating to environmental matters (it being understood that all representations relating to environmental matters are set forth in Section 4.18).  TransTex has not received any written notice from any Governmental Authority that it is not in compliance with any applicable Law.

4.18         Environmental.  The representations and warranties set forth in this Section 4.18 are TransTex’s sole and exclusive representations and warranties regarding environmental matters.  Except as disclosed in Section 4.18 of the Disclosure Schedules:

(a)           The operations of TransTex with respect to the Business and the Acquired Real Property are currently and have been in compliance with all Environmental Laws during the time such Business and Acquired Real Property have been owned and operated by TransTex;

(b)           TransTex has possessed and is in possession of all Environmental Permits required under any applicable Environmental Law for the conduct or operation of the Business (or any part thereof), and TransTex has operated and is operating in compliance with such Environmental Permits. All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by TransTex through the Closing Date in accordance with Environmental Law, and TransTex is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Acquired Real Property. With respect to any such Environmental Permits, TransTex has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same to Buyer, and TransTex is not aware of any condition, event or circumstance that might prevent or impede the transferability of the Environmental Permits to Buyer;

(c)           TransTex has not generated, used, treated or stored, transported to or from, or released or disposed of any Hazardous Substances on or at the Acquired Real Property except in accordance with all applicable Environmental Permits and Environmental Laws and to the Knowledge of TransTex, no such occurrence has otherwise occurred at or from the Acquired Real Property;

(d)           TransTex has not received any notice from any Governmental Authority or any other Person that the Business or the operation of any facility of TransTex is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the Release or cleanup of any Hazardous Substances at any site;

(e)           TransTex has not been the subject of any federal, state, local, or private Action involving a demand for damages or other potential Liability with respect to a violation of or Liability under Environmental Laws;

(f)            No by-products of any manufacturing, gas treating or similar process employed in the operation of the Business which may constitute Hazardous Substances under any Environmental Law have been stored or otherwise located on any of the Acquired Real Property (except in compliance with any applicable Environmental Law);

(g)           No property now or previously owned, leased or operated by TransTex, is listed or, to the Knowledge of TransTex, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any other federal or state list of sites requiring or subject to investigation or remediation;

(h)           There are currently no Underground Storage Tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by TransTex and to the Knowledge of TransTex, no underground storage tanks have previously existed on such property;

(i)            TransTex has not transported or arranged for the transportation of any Hazardous Substances to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any other federal or state list of sites requiring or subject to investigation or remediation or which is the subject of federal, state or local enforcement actions or investigations;

(j)            There are no polychlorinated biphenyls, radioactive materials or friable asbestos or asbestos-containing materials present at any property now or previously owned or leased by TransTex;

(k)           To the Knowledge of TransTex, there are no facts or circumstances, conditions or occurrences that could reasonably be anticipated:  (i) to form the basis of any Action related to Environmental Laws or Environmental Permits against TransTex or any Acquired Real Property for which TransTex could be reasonably expected to be liable; and (ii) to cause such properties to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law or Environmental Permit;

(l)            To the Knowledge of TransTex, no condition, event or circumstance concerning the Release or regulation of Hazardous Substances exists that would, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Acquired Real Property as currently being carried out; and

(m)          TransTex has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.  TransTex has made available to Buyer true, correct and complete copies and results of the reports, audits, assessments,  reviews, studies, analyses, tests and monitoring listed in Section 4.18 of the Disclosure Schedules pertaining to Hazardous Substances or related to activities of the Business involving Hazardous Substances in, on or under any of the Purchased Assets or concerning compliance by TransTex with Environmental Laws, and Section 4.18 of the Disclosure Schedules includes a list of all such documents in TransTex’ possession, custody, or control.  To the Knowledge of TransTex, there are no Liens (other than Permitted Liens) arising under or pursuant to any Environmental Law or Environmental Permit on any Purchased Assets.

4.19         Permits.  TransTex has obtained all of the Permits necessary to permit TransTex to own, operate, use and maintain the Purchased Assets in the manner in which they are now operated, used and maintained and to conduct the Business as currently conducted, each of which is listed on Section 4.19 of the Disclosure Schedules together with the respective dates of issuance and expiration.  Each Permit is valid and in full force and effect, except to the extent the failure of any such Permit to be valid and in full force and effect, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, taken as a whole.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Except as set forth on Section 4.19 of the Disclosure Schedules, there is no Action pending or threatened in writing that could result in the termination, revocation, suspension, or restriction of any Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Permit, except to the extent the termination, revocation, suspension, or restriction of any Permit or the imposition of any fine, penalty or other sanctions, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, taken as a whole.  At the Closing, TransTex will duly and validly assign or transfer all of the Permits to Buyer to the extent each such Permit is transferable or assignable under applicable Law.  Notwithstanding the foregoing, no representation is made in this Section 4.19 as to matters relating to Environmental Permits as all representations relating to Environmental Permits are set forth in Section 4.18.

4.20         Inventory.  Except as set forth on Section 4.20 of the Disclosure Schedules, all Inventory, whether or not reflected in the Year-End Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by TransTex free and clear of all Liens (other than Permitted Liens), and no Inventory is held on a consignment basis.

4.21         Accounts Receivable and Accounts Payable.  The Accounts Receivable reflected on the Year-End Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by TransTex in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of TransTex not, to the Knowledge of TransTex, subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within 90 days after billing.  Section 4.21(a) of the Disclosure Schedules sets forth a complete and accurate list of all Accounts Receivable as of February 29, 2012 (which shall be updated to a date no more than three (3) days prior to Closing).  All of the Accounts Payable have arisen from bona fide transactions entered into by TransTex in the Ordinary Course of Business and exclude (a) intercompany payables owing to Affiliates of TransTex and (b) any debt, loans, or credit facilities to financial institutions.   Section 4.21(b) of the Disclosure Schedules sets forth a complete and accurate list of all Accounts Payable reflecting all invoices that have been received by TransTex, as of February 29, 2012 (which shall be updated to a date no more than three (3) days prior to Closing), and such schedule includes the amounts alleged to be owed, due dates and payees.  Accounts Payable are paid in accordance with any agreed upon payment terms and otherwise in the Ordinary Course of Business unless a good faith dispute exists providing a basis for nonpayment.

4.22         Affiliate Transactions.  Set forth on Section 4.22 of the Disclosure Schedules is a true, correct and complete list of all Intracompany Agreements.  Except as set forth on Section 4.22 of the Disclosure Schedules, none of (a) TransTex, (b) any officer, general partner or Affiliate of TransTex, (c) any immediate family member of any such officer, general partner or Affiliate, or (d) any Person controlled by any one or more of the foregoing as of the date hereof:  (i) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of the Business; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property Related to the Business or the use of which is necessary or desirable for the conduct of the Business; (iii) has any cause of Action whatsoever against, or owes any amount to, TransTex; or (iv) on behalf of the Business, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any officer, general partner or Affiliate of TransTex, or an immediate family member of the foregoing, is a partner or equity holder.  Except as provided on Section 4.22 of the Disclosure Schedules, no Affiliate of TransTex has (directly or indirectly) provided any goods or services or made any payments to, a third party, on behalf of, and at no cost to, TransTex.  Except for this Agreement and the other Transaction Documents, from and after the Closing, none of Buyer or its Affiliates shall, as a result of the transactions contemplated by this Agreement or by the Transaction Documents, be bound by any Intracompany Agreement of any kind whatsoever with, or have any Liability to, TransTex or any of its Affiliates, any family member of any Person who controls any of the foregoing or any Affiliate of any such family member.

4.23         Brokers.  Except as set forth on Section 4.23 of the Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by TransTex or any of its Affiliates.

4.24         Investment Intent; Accredited Investor.  Except as otherwise provided in this Agreement, TransTex is acquiring the Eureka Hunter Holdings Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof., other than a distribution to its Equity holders.  TransTex is (i) a sophisticated investor with sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Eureka Hunter Holdings Units, (ii) has been provided with or has had the opportunity to obtain information as desired to evaluate the merits and risks of its investment in the Eureka Hunter Holdings Units and (iii) is capable of bearing the economic risks of such investment. TransTex is aware that, when issued at Closing, the Eureka Hunter Holdings Units (i) will not be registered under the Securities Act or under any state or foreign securities Laws and (ii) will constitute “restricted securities” under federal securities laws and that under such laws and applicable regulations, none of such Eureka Hunter Holdings Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. TransTex is an “accredited investor” (as such term is used in Rule 501 under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act).

4.25         Partners.  Section 4.25 of the Disclosure Schedules contains a complete and accurate list of all general partners and limited partners of TransTex as of the date hereof and each such partner’s interest in TransTex.  Other than the rights of TransTex’s convertible noteholders or interests in TransTex’s Third Amended Equity Appreciation Plan, there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating TransTex to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any Equity Interest in TransTex.

4.26         TranStar. TransTex owns a 25% membership interest in TranStar on a fully diluted, as-converted basis.  To the Knowledge of TransTex, there are no material Liabilities attributable to TransTex’s interest in TranStar which shall be assumed by Buyer at Closing, other than the Liabilities owed by TransTex under the Company Agreement of TranStar to the extent such Liabilities accrue after Closing.  All Liabilities owed by TransTex under the Company Agreement have arisen due to TranStar conducting its business in the ordinary course and consistent with TranStar’s past business practices.  TransTex is not in breach of the Company Agreement of TranStar, and to the Knowledge of TransTex, the other members of TranStar are not in breach of the Company Agreement of TranStar.  TransTex has provided to Buyer full and complete copies of (i) the Company Agreement of TranStar and (ii) TranStar’s financial statements for the year ended December 31, 2011, and the month ended January 31, 2012.  Except for any distribution to TransTex for taxes related to the income of TranStar in calendar year 2011, the Financial Statements separately reflect all revenue, income and distributions received by TransTex by virtue of its membership interest in TranStar since March 24, 2011.  To the Knowledge of TransTex, (i) TranStar has timely filed, or will timely file, all Tax Returns which are required to be filed by TranStar (taking into account any extensions of time to file), and all such Tax Returns (including information provided therewith or with respect to thereto) are, or will be, true, complete and correct in all respects, (ii) all Taxes owed by TranStar (whether or not shown on any Tax Return) have been, or will be, fully and timely paid, and (iii) TranStar has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current employee or independent contractor, creditor, holder of Equity Interest, or other third party, and complied with all information reporting and backup withholding provision of applicable Law.

4.27         Disclosure Controls and Procedures.  TransTex has established and maintains such controls or other procedures, primarily consisting of regular management meetings and open internal communications, to provide reasonable assurance that material information at the operating or field level is accumulated and communicated to TransTex’s management as appropriate to allow timely decisions upon the occurrence of material developments or potential material liabilities.  Based on the evaluation of its disclosure controls and procedures, to the Knowledge of TransTex (i) there are no significant deficiencies in the design or operation of internal controls that could adversely affect its ability to record, process, summarize and report financial data or any material weaknesses in internal controls, or (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of TransTex.

4.28         No Other Representations; Complete Disclosure.  Except for the representations and warranties contained in this ARTICLE IV (including the Disclosure Schedules and any permitted supplements thereto in accordance with Section 6.14(b)) and any other Transaction Documents, neither TransTex nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of TransTex.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer (and Eureka Hunter Holdings with respect to representations as to itself only) represent and warrant to TransTex that, except as set forth on the Buyer and Eureka Hunter Holdings Disclosure Schedules to this Agreement, the statements contained in this ARTICLE V are true and correct as of the date hereof, except to the extent any such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Buyer and Eureka Hunter Holdings Disclosure Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE V, provided, however, that any matter disclosed pursuant to one section or subsection of the Buyer and Eureka Hunter Holdings Disclosure Schedules is deemed disclosed for such other sections or subsections of the Buyer and Eureka Hunter Holdings Disclosure Schedules if it is reasonably apparent that such matter relates to such other section or subsection of the Buyer and Eureka Hunter Holdings Disclosure Schedules and the level of particularity and manner of disclosure of the matter expressly disclosed in one section or subsection of the Buyer and Eureka Hunter Holdings Disclosure Schedules would make a reasonable person aware that such disclosure is relevant to such other sections or subsections.

5.1           Organization.  Each of Buyer, Eureka Hunter Holdings and Eureka Hunter is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with the full power and authority to carry on the business in which it is engaged and to own the property it owns.  Each of Buyer, Eureka Hunter Holdings and Eureka Hunter is duly licensed or qualified and in good standing in such jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Eureka Hunter Material Adverse Effect on the ability of Buyer or, for the limited purposes set forth in Section 12.18, Eureka Hunter Holdings, to enter into this Agreement or consummate the transactions contemplated hereby.

5.2           Due Authorization.  Each of Buyer and Eureka Hunter Holdings has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to carry out each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Buyer and Eureka Hunter Holdings of this Agreement and each of the other Transaction Documents to which each is a party, the performance by Buyer and Eureka Hunter Holdings of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the respective members of Buyer and Eureka Hunter Holdings, and no other manager or member proceeding, consent or authorization on the part of Buyer or Eureka Hunter Holdings is necessary to authorize this Agreement or any of the other Transaction Documents to which each is or will be a party.  This Agreement and each of the other Transaction Documents to which Buyer or Eureka Hunter Holdings is a party, have been duly and validly executed and delivered by Buyer and Eureka Hunter Holdings and constitute a legal, valid and binding obligation of Buyer and Eureka Hunter Holdings, enforceable against Buyer and Eureka Hunter Holdings in accordance with their respective terms, subject to the Enforceability Limitations.

5.3           No Conflict; Consents.  Except as set forth in Section 5.3 of the Buyer and Eureka Hunter Holdings Disclosure Schedules, the execution, delivery and performance by Buyer and Eureka Hunter Holdings of this Agreement and each of the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a default under, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation, breach or default under, or accelerate the performance required, under, or result in the termination of or give any Person the right to terminate, any Contract to which either Buyer or Eureka Hunter Holdings is a party or by which any of their assets are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained, (b) assuming compliance with the matters addressed in this Section 5.3, violate, conflict with or result in a default of, any provision of, or result in the breach of, or constitute an event which, after notice or lapse of time or both, would result in a violation or breach of, or default, under any applicable Law, Permit or Order binding upon or applicable to Buyer or Eureka Hunter Holdings, (c) violate or conflict with the certificate of formation, the Limited Liability Company Agreement of Buyer, the Existing Eureka Hunter Holdings LLC Agreement or other organizational documents of Buyer or Eureka Hunter Holdings, or (d) result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any assets of Buyer or Eureka Hunter Holdings.  Except as set forth in Section 5.3 of the Buyer and Eureka Hunter Holdings Disclosure Schedules, no consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Buyer or Eureka Hunter Holdings in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.4           Litigation.  Except as set forth in Section 5.4 of the Buyer and Eureka Hunter Holdings Disclosure Schedules or for those Actions which are not material, there are no Actions pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or Eureka Hunter or any of their properties, assets, operations or business or that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To the Knowledge of Buyer, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.   There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting Buyer’s or Eureka Hunter’s business except for those which would not have a Eureka Hunter Material Adverse Effect.

5.5           Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Portion and consummate the transactions contemplated by this Agreement.

5.6           Brokers.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by Buyer or any of its Affiliates.

5.7           Capitalization.

(a)           All of the issued and outstanding membership units of Eureka Hunter Holdings are owned by Magnum Hunter except with respect to Ridgeline Midstream Holdings, LLC, which shall own Series A Preferred Units issued and sold to it pursuant to the Existing Eureka Hunter Holdings LLC Agreement and that certain Series A Convertible Preferred Unit Purchase Agreement dated March 21, 2012, by and among Eureka Hunter Holdings, Magnum Hunter and Ridgeline Midstream Holdings, LLC.

(b)           Except as set forth in the Existing Eureka Hunter Holdings LLC Agreement, there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Eureka Hunter Holdings to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any Equity Interest in Eureka Hunter Holdings; (ii) there are no outstanding securities or obligations of any kind of Eureka Hunter Holdings that are convertible into or exercisable or exchangeable for any Equity Interest in Eureka Hunter Holdings, and Eureka Hunter Holdings does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of Eureka Hunter Holdings; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of Eureka Hunter Holdings having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of Equity Interests in Eureka Hunter Holdings on any matter; and (v) there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Eureka Hunter Holdings is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of Eureka Hunter Holdings.

5.8           Financial Statements.

(a)           Section 5.8(a) of the Buyer and Eureka Hunter Holdings Disclosure Schedules includes complete copies of each of the following: (i) the unaudited financial statements for calendar years ending as of December 31, 2010 and December 31, 2011, in each case consisting of the balance sheet for Eureka Hunter as of December 31 for such years and the related statements of income and cash flow for the years then ended (collectively, the “Eureka Hunter Financial Statements”).  Except as set forth on Section 5.8(a) of the Buyer and Eureka Hunter Holdings Disclosure Schedules, the Eureka Hunter Financial Statements have been prepared in accordance with GAAP, consistently applied by Eureka Hunter throughout the periods indicated, are based on the books and records of the Eureka Hunter’s business and present fairly in all material respects the financial condition and results of operations of Eureka Hunter as of the times and for the periods referred to therein.

(b)           Eureka Hunter has no Liabilities with respect to its business required to be reflected on a balance sheet prepared in accordance with GAAP, except: (i) Liabilities which are adequately reflected or reserved against in the Eureka Hunter Financial Statements for 2011; (ii) Liabilities which have been incurred in the ordinary course of business since the date of the Eureka Hunter Financial Statements for 2011; (iii) Liabilities which are not material in amount; and (iv) Liabilities disclosed in this Agreement.

5.9           Absence of Certain Events.

(a)           Except as disclosed in Section 5.9 of the Buyer and Eureka Hunter Holdings Disclosure Schedules, since December 31, 2011, Eureka Hunter’s business has been conducted in the ordinary course consistent with past practice.

(b)           Since December 31, 2011, there has not been (i) any change, event or occurrence that has had or would reasonably be expected to have a Eureka Hunter Material Adverse Effect, (ii) any material change by Eureka Hunter in its accounting methods, principles or practices; and (iii) any declaration or payment by Eureka Hunter to its parent, Eureka Hunter Holdings, of any dividend or other distribution, payable in cash, membership units, property or otherwise.

5.10         Authorization and Valid Issuance of Eureka Hunter Holdings Units.  The Eureka Hunter Holdings Units to be delivered to TransTex under this Agreement shall be duly authorized, validly issued and delivered  to TransTex pursuant to this Agreement and, when issued by Eureka Hunter Holdings and delivered pursuant to this Agreement, will be fully paid, nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement, the Existing Eureka Hunter Holdings LLC Agreement, and under applicable state and federal securities laws; no holder of the Eureka Hunter Holdings Units will be subject to personal liability solely by reason of being such a holder; and the issuance of the Eureka Hunter Holdings Units by Eureka Hunter Holdings under this Agreement in consideration for an undivided interest in the Purchased Assets will not be subject to any preemptive rights, rights of first refusal or other similar rights of any Equity Holder of Eureka Hunter Holdings or any other person. Subject in part to the truth and accuracy of TransTex’s representations set forth in Section 4.24 of this Agreement, the offer, sale and issuance of the Eureka Hunter Holdings Units as contemplated by this Agreement shall be exempt from the registration requirements of any applicable state and federal securities laws, and neither Eureka Hunter Holdings nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

5.11         No Other Representations.  Except for the representations and warranties contained in this ARTICLE V (including the Buyer and Eureka Hunter Holdings Disclosure Schedules and any permitted supplements thereto in accordance with Section 6.14(d)) and the other Transaction Documents, neither Buyer, Eureka Hunter Holdings,  nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or Eureka Hunter Holdings.

5.12         Investigation; Limitation on Warranties.  Buyer and Eureka Hunter Holdings have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and Purchased Assets of the Business, and Buyer and Eureka Hunter Holdings have relied solely upon their own investigation and on the representations, warranties, covenants and agreements of TransTex set forth herein (including the Disclosure Schedules and any permitted supplements thereto in accordance with Section 6.14(b)).  Buyer and Eureka Hunter Holdings acknowledge and agree that TransTex is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.  Buyer and Eureka Hunter Holdings have fully reviewed this Agreement, the Disclosure Schedules (and any permitted supplements thereto in accordance with Section 6.14(b)), the materials referenced therein and the materials included in the “data room” located at https://projectmustang.datarooms.com as of the date hereof relating to the transactions contemplated by this Agreement.  Buyer and Eureka Hunter Holdings further acknowledge and agree that any cost estimates, forecasts, projections or other predictions or forward-looking information that may have been provided or made available to Buyer, Eureka Hunter Holdings or any of their Representatives were prepared for internal planning purposes only and are not representations or warranties of TransTex, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved.

ARTICLE VI
PRE-CLOSING COVENANTS AND OTHER AGREEMENTS

6.1           Due Diligence Review.

(a)           By Buyer.  TransTex shall at all reasonable times, and in a manner so as not to interfere with the normal operation of the Business, prior to the Closing make the properties, assets, books and records, including without limitation supplier and customer lists, receivables records, equipment lists, financial information, real estate and environmental records and reports, personnel records and all other agreements and records pertaining to the Business available for examination, inspection, assessment, and review by Buyer and its Representatives.  Any investigation pursuant to this Section 6.1(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of TransTex. Without limiting the foregoing, TransTex shall permit Buyer and its Representatives to conduct environmental due diligence on the Acquired Real Property, including the collecting and analysis of samples of surface water, groundwater or surface or subsurface land on, at, in or from the Acquired Real Property.  As part of such examination, Buyer may make such inquiries of such Persons having business relationships with TransTex, including customers, as Buyer shall reasonably determine, only upon reasonable notice to and with the prior consent of TransTex, which consent shall not be unreasonably withheld, conditioned or delayed.  No such examination, inspection or review by Buyer or its Representatives shall operate as a waiver or otherwise affect, diminish or terminate any of the representations, warranties or covenants of TransTex expressed in this Agreement.

(b)           By TransTex. Eureka Hunter Holdings shall, and Eureka Hunter Holdings and Buyer shall cause Eureka Hunter to, at all reasonable times and in a manner so as not to interfere with its normal business operations, prior to the Closing make the properties, assets, books and records, including without limitation financial information and reports, and all other agreements and records pertaining to Eureka Hunter’s or Eureka Hunter Holdings’ business operations available for examination, inspection, assessment, and review by TransTex and its Representatives.  Any investigation pursuant to this Section 6.1(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of Eureka Hunter’s or Eureka Hunter Holdings’ business operations. No such examination, inspection or review by TransTex or its Representatives shall operate as a waiver or otherwise affect, diminish or terminate any of the representations, warranties or covenants of Buyer or Eureka Hunter Holdings expressed in this Agreement.

6.2           Conduct of Business.  From the date hereof to the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed, TransTex shall (a) operate the Business in the Ordinary Course of Business; (b) use reasonable efforts to maintain, preserve and protect the Purchased Assets, and to preserve and protect its relationships and goodwill with its respective employees, contractors, creditors, suppliers, customers and others having business relationships with any of them; and (c) consult with Buyer regarding all material developments, transactions and proposals relating to the Purchased Assets.  Without limiting the foregoing, from the date hereof to the Closing Date, TransTex shall:

(a)           preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)           pay the debts, Accounts Payable, Taxes and other obligations of the Business when due and consistent with past practices and in the Ordinary Course of Business (other than debts, Accounts

Payable, Taxes and other obligations that are being contested in good faith and for which adequate reserves are reflected on the Financial Statements) without altering or adjusting the previously existing payment arrangements to postpone the receipt of any such debts or obligations or due dates of same;

(c)           pay off the Indebtedness in accordance with Section 2.6 and convert any convertible debt into Equity Interests in TransTex in accordance with the terms of such convertible debt;

(d)           continue to collect Accounts Receivable in the Ordinary Course of Business, without discounting such Accounts Receivable or accelerating the receipt of payments of such Accounts Receivable;

(e)           maintain the properties and assets included in the Purchased Assets in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(f)            continue in full force and effect without material modification all Insurance Policies, except as required by applicable Law;

(g)           perform its obligations under the Assigned Contracts other than obligations that are being contested in good faith;

(h)           maintain the Transferred Books and Records in accordance with past practice and in the Ordinary Course of Business;

(i)            comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;

(j)            not take or permit any action that would cause any of the changes, events or conditions described in Section 4.7 to occur;

(k)           not acquire any material assets or acquire substantially all the assets of another Person, except in the Ordinary Course of Business;

(l)            not enter into a material contract or material transaction or terminate or amend a Material Contract, except in the Ordinary Course of Business;

(m)          not increase the salary, compensation, fees or other benefits of TransTex’s employees, personnel or Independent Contractors or make any material changes in management personnel without prior consultation with Buyer;

(n)           other than pursuant to this Agreement, not sell, transfer, lease or dispose of any of the Purchased Assets except Inventory in the Ordinary Course of the Business and assets that are not material to the Business and are sold, transferred, leased or disposed of in the Ordinary Course of the Business; and

(o)           comply with the Cash Management Policy.

6.3           Exclusivity.

(a)           TransTex shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. TransTex shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)           In addition to the other obligations under this Section 6.3, TransTex shall promptly (and in any event within two (2) Business Days after receipt thereof by TransTex or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           TransTex agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.4           Confidentiality.  Except as may be required by Law, Order, stock exchange or as otherwise expressly contemplated herein, no party hereto or its respective Affiliates will disclose (and such parties and their Affiliates will use their reasonable best efforts to cause their respective Representatives not to disclose) to any third party any Confidential Information concerning the business or affairs of any other party hereto that it may have acquired from such party in the course of pursuing the transactions contemplated by this Agreement without the prior written consent of TransTex or Buyer, as the case may be; provided, however, any party hereto may disclose any such Confidential Information as follows:  (a) to such party’s Affiliates and its Representatives, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Law, Order or stock exchange; provided that prior to making any such disclosure the party making the disclosure notifies the other party of any Action of which it is aware which may result in disclosure and uses all commercially reasonable efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis vis-a-vis the other party) of the party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the party that received the Confidential Information can demonstrate that it independently developed the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the party making such disclosure on a non-confidential basis from a source other than a party or its Affiliates, which source, to the disclosing party’s knowledge, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other party.  Notice by TransTex of the transaction contemplated by this Agreement to its convertible noteholders for purposes of facilitating the conversion of any outstanding convertible notes shall be expressly permitted. Notwithstanding the foregoing, (i) TransTex and Buyer shall be bound by and subject to this Section 6.4 from the date hereof until Closing, (ii) TransTex (but not Buyer) shall be bound by and subject to this Section 6.4 after Closing with respect to Confidential Information of each of TransTex, Buyer, Eureka Hunter, Eureka Hunter Holdings and Magnum Hunter and (iii) unless permitted under any of the Transaction Documents or the Existing Eureka Hunter Holdings LLC Agreement, including the First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement, Buyer shall continue to be bound by this Section 6.4 (including clauses (a) through (f) above) after Closing with regard to any Confidential Information of TransTex that is directly related to TransTex’s limited partners’ names and related investment information (except for those limited partners who become unit holders in Eureka Hunter Holdings, as applicable), TransTex’s tax returns, agreements and information related to the acquisition of TransTex’s partnership interests, the Excluded Assets, the Excluded Liabilities, TransTex’s credit facilities, TransTex’s subordinated debt and TransTex employee information related to those employees who are not Transferred Employees.

6.5           Tax Matters.

(a)           TransTex agrees to pay all sales, use, value added, transfer stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated in this Agreement and TransTex and Buyer agree to jointly file all required change of ownership and similar statements; provided, however, that Buyer agrees to pay all transfer and registration Taxes associated with the sale, transfer and registration of all titled motor vehicles to Buyer.  TransTex shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto).

(b)           The parties hereto agree to treat the transactions for U.S. federal income tax purposes as (i) a purchase of an undivided interest in the Purchased Assets with a value of  $46.8 million by Magnum Hunter from TransTex and (ii) a subsequent contribution (a) by Magnum Hunter to Eureka Hunter Holdings of an undivided interest in the Purchased Assets with a value of $46.8 million in exchange for 2,340,000 Eureka Hunter Holdings Units and (b) by TransTex to Eureka Hunter Holdings of an undivided interest in the Purchased Assets with a value of $11.7 million in exchange for 585,000 Eureka Hunter Holdings Units.

6.6           Public Announcements.  No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement without the prior written consent of the other party hereto which consent shall not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement (a) to the extent that such party (or an Affiliate of such party) determines it appropriate or advisable to make such press release or public announcement or (b) if such disclosure is upon advice of counsel required by Law or stock exchange requirement, in which case the party making such determination will in the case of clause (a), and if practicable in the case of clause (b), use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

6.7           Mail Received After Closing; Collection of Other Payments.

(a)           Following the Closing, Buyer may receive and open all mail addressed to TransTex at any of the locations of TransTex acquired hereunder, other than mail that is labeled personal and/or confidential, and to the extent that such mail and the contents thereof relate to the Business, the Purchased Assets or the Assumed Liabilities, deal with the contents thereof in its good faith discretion, subject, however, to ARTICLE XI.  Buyer shall promptly notify TransTex of (and provide TransTex copies of the relevant portions of) any mail that obliges TransTex to take any action or indicates that action may be taken against TransTex.  To the extent that such mail and the contents thereof do not relate to the Business, the Purchased Assets or the Assumed Liabilities, such mail and the contents thereof shall be promptly forwarded to TransTex at the address set forth in Section 12.5 below, or such other address as Buyer is advised of in writing by TransTex.

(b)           If at any time or from time to time after the Closing TransTex or any of its Affiliates receive any cash payments in respect of Accounts Receivable or any other Purchased Assets (the “Post-Closing Collection Amounts”), (i) such Post-Closing Collection Amounts shall be received by TransTex or its Affiliates as agent for and on behalf of Buyer, and (ii) TransTex or its Affiliates shall promptly notify Buyer thereof and shall promptly remit all such receipts to Buyer as soon as practicable but in any event within two (2) Business Days, and shall provide to Buyer appropriate information as to the nature, source and classification of such payment;

(c)           If at any time or from time to time after the Closing Buyer or any of its Affiliates receive any cash payments in respect of Excluded Assets, (i) such payments shall be received by Buyer or its Affiliates as agent for and on behalf of TransTex, and (ii) Buyer or its Affiliates shall promptly notify TransTex thereof and shall promptly remit all such receipts to TransTex as soon as practicable, and shall provide to TransTex appropriate information as to the nature, source and classification of such payment.

6.8           Insurance.  For the duration of the Holdback Period, TransTex shall use commercially reasonable efforts to take such actions as are necessary to cause insurance policies of TransTex that immediately prior to Closing provided coverage to or with respect to the Business, the Purchased Assets or the Assumed Liabilities to continue to provide such coverage with respect to acts, omissions, and events occurring prior to the Closing in accordance with their terms as if the Closing had not occurred.  TransTex shall cooperate with and assist Buyer, if Buyer or its Affiliate determines to make any claim under any such policy with respect to any pre-Closing act, omission or event.

6.9           Employee Matters.

(a)           Buyer or an Affiliate of Buyer shall offer employment on an “at will basis” to all of the employees of TransTex who are employed with TransTex as of the Closing (other than with respect to J. Greg Sargent executing the Employment Agreement with Buyer pursuant to the terms of this Agreement), subject to the Closing and commencing on the day after the Closing Date, and such offers shall be contingent upon each such employee’s satisfaction of customary employment conditions generally applicable to new employees of Buyer or an Affiliate of Buyer (including but not limited to completing Buyer’s or Buyer’s Affiliate’s employment application and undergoing background and drug screening checks).  TransTex shall retain all current employees in its employ (other than those current non-managerial employees terminated in the Ordinary Course of Business or those non-managerial employees who voluntarily resign) through the Closing Date and shall establish their termination date with TransTex as of the Closing Date.  Any current employees of TransTex that accept the offers of employment by Buyer under this Section 6.9(a) shall be referred to herein as “Transferred Employees.”

(b)           TransTex shall assign to Buyer or an Affiliate of Buyer (as designated by Buyer) all employee arrangements (other than Benefit Plans), involving restrictions on competition, solicitation and obligations regarding confidentiality imposed on any current or former employee or Independent Contractor of TransTex or any of its respective Affiliates and listed on Schedule 2.1(c).  TransTex shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, or Independent Contractors of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Closing Date (collectively, the “Employee Benefit Claims”).  TransTex also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers or Independent Contractors of the Business which relate to events occurring on or prior to the Closing Date (collectively, the “Workers’ Compensation Claims” and together with the Employee Benefit Claims, the “Employee Claims”).  TransTex shall pay, or cause to be paid, all such amounts pursuant to any Employee Claims to the appropriate persons as and when due.  Except as provided in Section 6.21, TransTex shall be solely responsible, and Buyer and any Affiliate of Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer or Independent Contractors of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to service with TransTex at any time prior to the Closing Date and TransTex shall pay all such amounts to all entitled persons on or promptly after the Closing Date.

(c)           TransTex acknowledges that Buyer and any Affiliate of Buyer are not hereby, and at no time hereafter will be, adopting, accepting or assuming any Benefit Plan or collective bargaining agreement of TransTex relating to any employee or Independent Contractor of TransTex or any other agreement, trust, plan, fund or other arrangement of TransTex that provides for employee benefits or perquisites (collectively, “Employment Arrangements”).  Buyer and any Affiliate of Buyer shall have no Liability whatsoever under any Employment Arrangements or to any employees of TransTex, whether or not such employees are offered any employment by or become employees of Buyer or any Affiliate of Buyer.

(d)           Without limiting the generality of this Section 6.9, no provision of this Agreement shall create any third party beneficiary rights in any current employee, Independent Contractor or Transferred Employee in respect of continued employment by TransTex, Buyer, an Affiliate of Buyer or otherwise.  Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Buyer or an Affiliate of Buyer to terminate any employee, Independent Contractor or Transferred Employee for any reason or no reason, (ii) require Buyer or an Affiliate of Buyer to continue any Benefit Plan, or (iii) constitute an amendment to any Benefit Plan.

(e)           Each full-time Transferred Employee shall be allotted ten (10) days of vacation and five (5) days of paid time off per year in addition to any paid holidays recognized by Buyer or an Affiliate of Buyer, as applicable, provided that calendar year 2012 shall be prorated based upon the Closing Date.  By way of example, if Closing occurs on April 2, 2012, each full-time Transferred Employee shall be allotted seven (7) days of vacation and four (4) days of paid time off for the remainder of calendar year 2012 (such remainder being ¾ of a full year).  Notwithstanding the foregoing, the vacation and paid time off allotted to each Transferred Employee is subject to change in Buyer’s (or Buyer’s Affiliate’s, applicable) sole discretion if Buyer or an Affiliate of Buyer, as applicable, adopts a new vacation or paid time off policy which applies to employees of Magnum Hunter (or an Affiliate of Magnum Hunter, as applicable) who are similarly situated to the Transferred Employees.

(f)            TransTex shall remain responsible for all Liabilities in connection with the requirements of COBRA with respect to any individual who is an “M&A qualified beneficiary” (as defined in the regulations under COBRA) as a result of the transactions contemplated by this Agreement, including, any individual who is participating in any Benefit Plan and who experiences a “qualifying event” (within the meaning of COBRA) prior to the Closing Date and any individual who is receiving COBRA coverage as of the Closing Date. Buyer or an Affiliate of Buyer shall be responsible for all such Liabilities with respect to any Transferred Employee who experiences a “qualifying event” on or after the Closing Date and their dependents and beneficiaries. Buyer or an Affiliate of Buyer shall make health plan coverage available to Transferred Employees and their eligible dependents no later than the first day of the month following the Closing Date. Buyer covenants and agrees to reimburse, or cause one of its Affiliates to reimburse, TransTex for the aggregate premiums and claims paid by TransTex with respect to health plan coverage for the Transferred Employees during the period following the Closing Date through the end of the calendar month in which the Closing occurs.

6.10         Name Change; Restrictions on TransTex Dissolution or Liquidation.  Immediately after the Closing, TransTex shall execute, deliver and file in all applicable jurisdictions a certificate of name change to a name other than “TransTex Gas Services, LP” or any derivative or variant thereof and otherwise no longer conduct any business operations under that name or any derivative or variant thereof.  It is agreed by the parties hereto that Buyer may execute any documentation and take all other actions necessary to change its name to TransTex Gas Services, LLC immediately after Closing in all of the jurisdictions in which TransTex is licensed or qualified to do business.  TransTex shall not dissolve, liquidate or otherwise fail to maintain its existence until the later to occur of the end of the Holdback Period or at such time as the final Claim Notice is the subject of a Final Determination under ARTICLE XI.

6.11         Commercially Reasonable Efforts.  Subject to the terms and conditions herein, each of Buyer and TransTex shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including satisfying the closing conditions set forth in ARTICLE VIII and ARTICLE IX.

6.12         Prorations.  Any prepaid utility charges for the Leased or Owned Real Property, prepaid rentals with respect to the Leased Real Property, real property Taxes, personal property Taxes, other ad valorem Taxes, in each case, applicable to periods both prior to and after Closing shall be prorated on a daily basis as of 12:01 a.m. on the Closing Date (collectively, the “Prorated Charges”).  The Prorated Charges relating to the period prior to the Closing Date shall be allocated to and be the obligations (and benefits) of TransTex.  The Prorated Charges relating to the period on or after the Closing Date shall be allocated to and be the obligations (and benefits) of the Buyer.  Representatives of TransTex and Buyer may take readings or other measurements of gas, water, electricity and other utilities.  Such readings and measurements, if taken, shall be binding, conclusive and used for purpose of the apportionment provided herein. Within thirty (30) days after the Closing, TransTex and Buyer shall reconcile: (i) any Prorated Charges, if any, that the Buyer, on the one hand, or TransTex, on the other hand, paid on behalf of the other and (ii) any payments received or paid by a party that are the property or Liability of the other party.  Upon the completion of such reconciliation, the Buyer and TransTex shall promptly pay any amounts owed to the other hereunder.  It is agreed that the time periods specified in this Section 6.12 shall not affect or otherwise impair either TransTex or Buyer from indemnification under ARTICLE XI with respect to the Prorated Charges.

6.13         Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any Required Consents, authorizations, orders and approvals.

(b)           TransTex and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.4 and Section 5.3 of the Disclosure Schedules.

6.14         Notice of Certain Events; Supplement to Disclosure Schedule.

(a)           From the date hereof until the Closing Date, TransTex shall promptly notify Buyer in writing of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a TransTex Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by TransTex hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE VIII to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to the Knowledge of TransTex, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.5 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           From time to time prior to the Closing, TransTex shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof), which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date; provided, however, that any Schedule Supplement shall not affect the rights of Buyer under its closing conditions set forth in Section 8.2; provided, further, that if Closing occurs, any such Schedule Supplement will be effective to cure and correct any breach of any representation or warranty that would have existed absent such Schedule Supplement, and Buyer shall have no right, and hereby waives any and all rights, to bring any claim in respect of or relating to such breach of representation or warranty.

(c)           From the date hereof until the Closing Date, Buyer or Eureka Hunter Holdings shall promptly notify TransTex in writing of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Eureka Hunter Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer or Eureka Hunter Holdings hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE IX to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Actions commenced or, to Buyer ‘s Knowledge, threatened against or affecting Buyer or Eureka Hunter or any of their properties, assets, operations or business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.4 or that relates to the consummation of the transactions contemplated by this Agreement.

(d)           From time to time prior to the Closing, Buyer or Eureka Hunter Holdings shall have the right (but not the obligation) to supplement or amend the Buyer and Eureka Hunter Holdings Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof), which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Buyer and Eureka Hunter Holdings Disclosure Schedules, and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Buyer and Eureka Hunter Holdings Disclosure Schedules as of the Closing Date; provided, however, that any Schedule Supplement shall not affect the rights of TransTex under its closing conditions set forth in Section 9.2; provided, further, that if Closing occurs, any such Schedule Supplement will be effective to cure and correct any breach of any representation or warranty that would have existed absent such Schedule Supplement, and TransTex shall have no right, and hereby waives any and all rights, to bring any claim in respect of or relating to such breach of representation or warranty.

6.15         Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by TransTex prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall: (i) retain the Transferred Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of TransTex; and (ii) upon reasonable notice, afford the Representatives of TransTex reasonable access (including the right to make, at TransTex’s expense, photocopies), during normal business hours, to such Transferred Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, TransTex or its general partners shall: (i) retain any books and records (including personnel files) of TransTex which relate to the Business and its operations for periods prior to the Closing and which are not Transferred Books and Records; and (ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)           Neither Buyer nor TransTex shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.15 where such access would violate any Law.

6.16         Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

6.17         Buyer Interim Conduct; Ownership of Magnum Hunter Subsidiaries.

(a)           From and after the date of this Agreement to the Closing Date, except as set forth in Section 6.17(b), Buyer shall cause Eureka Hunter to carry on its business in substantially the same manner as presently conducted, provided that Eureka Hunter may, in its sole discretion, enter into material transactions concerning its business if Eureka Hunter deems such transactions advisable; provided, however, that Buyer shall not allow Eureka Hunter, without the prior written consent of TransTex (which consent will not be unreasonably withheld, delayed or conditioned), to (a) merge into or with any other Person (other than mergers among wholly owned subsidiaries of the same Person), (b) sell a controlling Equity Interest in Eureka Hunter, (c) sell all or substantially all of its assets, or (d) make any distribution, payable in cash, stock, property or otherwise, except for distributions contemplated by the Existing Eureka Hunter LLC Agreement.

(b)           On or prior to the Closing Date, notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all of the membership interests of Eureka Hunter and Buyer shall be sold, contributed or otherwise transferred by Magnum Hunter (or an Affiliate of Magnum Hunter) to Eureka Hunter Holdings.

6.18         Non-Disparagement of TransTex.  After the Closing Date, neither Buyer nor any Affiliate of Buyer shall disparage TransTex or any of its partners, officers, employees or agents.

6.19         Convertible Noteholders.  On or prior to the Closing Date, with respect to TransTex’s convertible noteholders, TransTex shall cause each of such noteholders to convert to partnership interests of TransTex or cause all notes with respect to such noteholders to have be fully paid and all Liens associated therewith released.  If such noteholders are paid, TransTex shall pay such noteholders using the funds from the Cash Portion at Closing.

6.20         Purchase Price Adjustment.  Notwithstanding anything herein to the contrary, prior to Closing, TransTex may submit an authority for expenditure (“AFE”) in writing to Buyer setting forth the proposed Interim Capital Expenditure TransTex desires to incur, including an explanation in reasonable detail as to why such expenditure is recommended.  Buyer shall evaluate the AFE and use best efforts to provide written notice of Buyer’s approval or rejection of such Interim Capital Expenditure within three (3) Business Days.  Buyer shall not be deemed to have approved an Interim Capital Expenditure unless Buyer delivers written notice to TransTex indicating Buyer’s approval within such three (3) Business Day period.  If Buyer provides written notice of its approval of an Interim Capital Expenditure, the Cash Portion shall be adjusted upward at Closing by the same amount of actual funds expended for such expenditure.  TransTex shall keep Buyer informed at all times of each such Interim Capital Expenditure which is made (and which was approved by Buyer).  TransTex shall, at least three (3) Business Days prior to Closing, provide a statement (including all reasonable supporting documentation) of all Interim Capital Expenditures made and approved by Buyer, the amounts actually expended and the adjustment to the Purchase Price as a result thereof.  As used in this Section 6.20, “Interim Capital Expenditures” shall include  those potential expenditures listed in Schedule 6.20 and any other capital expenditures that TransTex reasonably determines to be necessary or advisable in the operation of the Business.

6.21         Certain Commissions.  It is recognized that TransTex has a commission-based bonus program for two of its employees, Barry Harwell and Stephen Morgan, whereby each of such individuals is paid a percentage of the first month’s rental amount received by TransTex under a new equipment rental contract with a customer of TransTex which was obtained by either of such individuals.  Such program is set forth in Schedule 6.21.  Notwithstanding any other provision to the contrary, after Closing, Buyer agrees that it shall pay, or shall cause one of its Affiliates to pay, Barry Harwell and Stephen Morgan any commission fees which were earned by such individuals prior to Closing under TransTex’s commission-based bonus program, but with respect to which TransTex has not received as of Closing the first month’s rental amount for a new equipment rental contract with a customer of TransTex which was obtained by either of such individuals and to which the commission fees relate; provided, however, that Buyer and any Affiliate of Buyer shall not be obligated to pay commission fees to any individual who is not a Transferred Employee or is not employed by Buyer or an Affiliate of Buyer at the time a commission fee is payable.

6.22         Information and Assistance Provided by TransTex.  To enable Magnum Hunter to proceed, in a timely fashion, with the inclusion of pro forma financial statements in a debt or equity securities offering, TransTex shall provide to Buyer, upon Buyer’s request, TransTex’s financial statements for the first quarter of 2012 upon their preparation and completion.  TransTex shall also provide reasonable assistance as requested by Buyer for the re-computation of depreciation on the Purchased Assets based upon the Purchase Price and the Allocation Schedule.

6.23         TranStar Tax Distributions.  If after the Closing TranStar makes a tax distribution to its members for taxes related to the income of TranStar in calendar year 2011 and such amount is paid to Buyer as the successor in interest to TransTex, then Buyer agrees to promptly remit the full amount of such tax distribution to TransTex.  Likewise, if in calendar year 2013, TranStar makes a tax distribution to its members for taxes related to the income of TranStar in calendar year 2012 and any portion of such amount which is related to the portion of calendar year 2012 prior to the Closing Date is paid to Buyer as the successor in interest to TransTex, then Buyer agrees to promptly remit such portion of the tax distribution to TransTex.

6.24         Form of Eureka Hunter Holdings Units.  In the event Eureka Hunter Holdings issues Common Units or Preferred Units to any Person in certificated form, Eureka Hunter Holdings shall also issue to TransTex the Eureka Hunter Holdings Units in certificated form.

6.25         Acknowledgement by TransTex. TransTex acknowledges and agrees that (i) it has received and reviewed the Existing Eureka Hunter Holdings LLC Agreement and the First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement, including the Registration Rights Agreement attached as Exhibit B to the First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement and (ii) it shall be subject to all the terms and provisions of such agreements upon TransTex’s execution of the First Amendment to Amended and Restated Eureka Hunter Holdings LLC Agreement at Closing.

ARTICLE VII
NON COMPETITION; NON SOLICITATION

7.1           Non Competition; Non Solicitation.  TransTex acknowledges that the agreements and covenants contained in this ARTICLE VII are essential to protect the Business being acquired by Buyer and Buyer would not undertake the transactions contemplated by this Agreement or by the other Transaction Documents but for such agreements and covenants.  Accordingly, TransTex covenants and agrees as follows:

(a)           For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), TransTex shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in any state where TransTex conducts the Business as of the Closing Date (the “Restricted Territory”); (ii) have an interest in any Person other than Eureka Hunter Holdings that engages directly or indirectly in the Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, officer, director, investor, employee, principal, agent, lender, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective customer, supplier or licensor of the Business (including any existing or former customer of TransTex and any Person that becomes a customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, TransTex may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if TransTex is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           During the Restricted Period, TransTex shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed by Buyer in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 7.1(b) shall prevent TransTex or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer, (ii) TransTex’s accounting employee working in Dallas, Texas, or (iii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           During the Restricted Period, TransTex shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any customers of the Buyer or potential clients or customers of the Buyer for purposes of diverting their business or services from the Buyer.

(d)           After the Closing Date, TransTex shall not disparage Buyer, Eureka Hunter, Eureka Hunter Holdings or Magnum Hunter or any of their Affiliates, stockholders, members, directors, officers, employees or agents.

7.2           Injunctive Relief.  TransTex acknowledges and agrees that the covenants set forth in Section 7.1(a) — (c) (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects.  TransTex further acknowledges and agrees that a monetary remedy for any breach of the Restrictive Covenants will be inadequate, and will be impracticable and extremely difficult to prove, and further agrees that such a breach would cause Buyer irreparable harm, and that Buyer shall, in addition to any and all other rights and remedies that may be available to Buyer in respect of such breach, be entitled to equitable relief, including temporary or permanent injunctive relief and specific performance (without any requirement to post bond).  The temporal duration of the Restrictive Covenants shall not expire, and shall be tolled during any period in which TransTex is in violation of any of such Restrictive Covenants, and all such

Restrictive Covenants shall automatically be extended by the period of TransTex’s violation of any such Restrictive Covenant.

7.3           Severability of Restrictive Covenants.  The Restrictive Covenants constitute a series of separate covenants, one for each of those counties and states in the Restricted Territory.  Except for geographic coverage, each such separate covenant contained in Section 7.1(a) — (c) hereof shall be deemed identical in terms.  If in any judicial proceeding a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purposes of such proceeding or changed to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  If any paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other paragraph, clause, sub-clause or provision.  This Agreement and each paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of Law to the extent that when this ARTICLE VII or any paragraph, clause, sub-clause or provision hereof would, but for the provisions of this ARTICLE VII, have been read and construed as being void and ineffective, it shall nevertheless be a valid agreement, covenant, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision at Law.

7.4           Enforceability in Jurisdictions.  Notwithstanding the provisions of  Section 12.11 and Section 12.12, Buyer and TransTex intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the Governmental Authorities of any jurisdiction within the geographical scope of the Restrictive Covenants.  If the Governmental Authorities of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer and TransTex that such determination not bar or in any way affect the right of Buyer to the relief provided above in the Governmental Authorities of any other jurisdiction within the geographical scope of the Restrictive Covenants, as to breaches of the Restrictive Covenants in such other respective jurisdictions, the Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

ARTICLE VIII
CONDITIONS TO CLOSING APPLICABLE TO BUYER

The obligations of Buyer hereunder (including the obligation of Buyer to close the transactions herein contemplated) are subject to the following conditions precedent:

8.1           No Termination.  Neither Buyer nor TransTex shall have terminated this Agreement pursuant to Section 10.1.

8.2           Bring-Down of TransTex’ Representations and Warranties.  The representations and warranties made by TransTex in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or a TransTex Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or a TransTex Material Adverse Effect) on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).   TransTex shall have performed and complied with, in all material respects, all agreements, covenants and conditions on its part required by this Agreement and each of the other Transaction Documents to be performed or complied with on or prior to the Closing Date. At the Closing, Buyer shall have received a certificate executed by the general partners of TransTex to the foregoing effect.

8.3           No TransTex Material Adverse Effect.  Since the date hereof, there shall have been no TransTex Material Adverse Effect.

8.4           Pending Actions.  No Actions which are reasonably likely to succeed on their merits shall have been commenced against TransTex or Buyer which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

8.5           Release of Liens.  All Liens, except for Permitted Liens, shall have been removed from the Purchased Assets, or a pay-off letter in the form specified in Section 3.2(a)(xiv) shall have been received from each Lien Holder.

8.6           All Necessary Documents.  TransTex shall have delivered to Buyer the documents to be delivered by TransTex pursuant to Section 3.2(a), any other deliverable required by this Agreement and such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

8.7           Employment of Key Employees.  J. Greg Sargent shall have agreed to be employed by Buyer (or an Affiliate of Buyer) after the Closing Date on terms and conditions contained in the Employment Agreement.  Each of the employees listed in Schedule 8.7 have remained employed with TransTex, unless any such employee voluntarily resigned or was terminated by TransTex for cause.

8.8           Consents.  TransTex shall have secured the Required Consents.

Buyer shall have the right to waive any of the foregoing conditions precedent.

ARTICLE IX
CONDITIONS TO CLOSING APPLICABLE TO TRANSTEX

The obligations of TransTex hereunder (including the obligation of TransTex to close the transactions herein contemplated) are subject to the following conditions precedent:

9.1           No Termination.  Neither TransTex nor Buyer shall have terminated this Agreement pursuant to Section 10.1.

9.2           Bring-Down of Buyer’s Representations and Warranties.  The representations and warranties made by Buyer and Eureka Hunter Holdings in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Eureka Hunter Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Eureka Hunter Material Adverse Effect) on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date).  Buyer and Eureka Hunter Holdings shall have performed and complied with, in all material respects, all agreements, covenants and conditions on its part required by this Agreement and each of the other Transaction Documents to be performed or complied with on or prior to the Closing Date.  At the Closing, TransTex shall have received a certificate executed by the President or Chief Financial Officer of Buyer or Eureka Hunter Holdings to the foregoing effect.

9.3           No Eureka Hunter Material Adverse Effect.  Since the date hereof, there shall have been no Eureka Hunter Material Adverse Effect.

9.4           Pending Actions.  No Actions which are reasonably likely to succeed on their merits shall have been commenced against TransTex or Buyer which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

9.5           All Necessary Documents.  Buyer and Eureka Hunter Holdings, as applicable, shall have delivered to TransTex the documents to be delivered by Buyer and Eureka Hunter Holdings pursuant to Section 3.2(b), any other deliverable required by this Agreement and such other documents or instruments as TransTex reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

TransTex shall have the right to waive any of the foregoing conditions precedent.

ARTICLE X
TERMINATION

10.1         Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)           by the mutual written consent of Buyer and TransTex;

(b)           by Buyer by written notice to TransTex if Buyer is not in breach of or default of any provision of this Agreement and there has been a material breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by TransTex pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII or Section 3.2(a) and such breach, inaccuracy or failure has not been cured by TransTex within ten (10) Business Days of TransTex’s receipt of written notice of such breach from Buyer;

(c)           by TransTex by written notice to Buyer if TransTex is not in breach of or default of any provision of this Agreement and there has been a material breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE IX or Section 3.2(b) and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) Business Days of Buyer’s receipt of written notice of such breach from TransTex;

(d)           by any party by written notice to the other party if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before April 15, 2012, or such later date as may have been agreed upon in writing by the parties hereto; provided, that the party seeking the termination is not in breach of or in default under this Agreement; or

(e)           by any party by written notice to the other party in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

10.2         Effect of Termination.  In the event of the termination of this Agreement in accordance with this ARTICLE X this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this ARTICLE X and Section 6.4 and ARTICLE XII; and (ii) that nothing herein shall relieve any party hereto from liability for any breach of any provision hereof.

ARTICLE XI
INDEMNIFICATION

11.1         Survival.  Subject to the limitations and other provisions of this Agreement, each representation and warranty contained herein and in any certificate delivered at the Closing shall survive the Closing and continue in full force and effect until the end of the Holdback Period; provided, however, (i) the TransTex Fundamental Representations and the Buyer and Eureka Hunter Holdings Fundamental Representations shall survive the Closing indefinitely, (ii) TransTex’s representation in Section 4.8 shall survive until thirty (30) days after the expiration of the statute of limitations applicable thereto, and (iii) TransTex’s representation in Section 4.18 shall continue in full force and effect until the eighteen (18) month anniversary following the Closing Date.  Each covenant and obligation in this Agreement and in any certificate or document delivered pursuant to this Agreement shall survive the Closing until the expiration of the applicable statute of limitations, unless a different period is expressly contemplated herein or thereby, in which case until the expiration of such other period.  Notwithstanding the foregoing sentences of this Section 11.1, if Buyer or TransTex, as applicable, delivers written notice to the other party of a claim for indemnification asserted in good faith for a breach of any representations, warranties, covenants or agreements set forth herein or in any certificate or document delivered pursuant to this Agreement (stating in reasonable detail, to the extent then known, the nature of, and basis for, any such claim for indemnification) prior to the expiration Holdback Period or other applicable expiration date, such claim shall survive until finally resolved.

11.2         Indemnification of Buyer.  Subject to the other terms and conditions in this ARTICLE XI, from and after the Closing, TransTex shall indemnify, defend and hold harmless, to the fullest extent permitted by Law, Buyer and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of, and shall pay and reimburse each of them for, any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)           any breach of, or any inaccuracy in, any representation or warranty made by TransTex in this Agreement, any other Transaction Document or in any certificate or document delivered with respect hereto or thereto;

(b)           any breach, nonfulfillment or default in performance by TransTex of any covenants or agreements of TransTex contained in this Agreement, any other Transaction Document or in any certificate or document delivered with respect hereto or thereto;

(c)           any Excluded Liabilities; or

(d)           the ownership of the Purchased Assets by TransTex and TransTex’s and any of its Affiliates’ operation of the Business on or prior to the Closing Date (other than the Assumed Liabilities).

11.3         Indemnification of TransTex.  Subject to other terms and conditions in this ARTICLE XI, from and after the Closing, Buyer shall indemnify, defend and hold harmless, to the fullest extent permitted by Law, TransTex and its Affiliates and their respective Representatives, successors and assigns (collectively, the “TransTex Indemnified Parties”) from, against and in respect of, and shall pay and reimburse each of them for, any and all Losses based upon, arising out of or incurred as a result of any of the following:

(a)           any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement, any other Transaction Document or in any certificate or document delivered with respect hereto or thereto;

(b)           any breach, non-fulfillment or default in performance by Buyer of any covenants or agreements of Buyer contained in this Agreement, any other Transaction Document or in any certificate or document delivered with respect hereto or thereto;

(c)           any Assumed Liabilities; or

(d)           the ownership of the Purchased Assets by Buyer and Buyer’s and any of its Affiliates’ operation of the Business after the Closing Date (other than the Excluded Liabilities).

11.4         Limitations.  The indemnification provided for in Section 11.2 and Section 11.3 shall be subject to the following limitations:

(a)           Notwithstanding any other provision of this Agreement: (i) TransTex shall not have any obligation to indemnify any Buyer Indemnified Party pursuant to Section 11.2(a) unless and until, and only to the extent that, the aggregate amount of all such individual Losses incurred or sustained by all Buyer Indemnified Parties with respect to which the Buyer Indemnified Parties are entitled to indemnification under Section 11.2(a) exceeds the TransTex Deductible Amount, whereupon TransTex shall be liable only for Losses in excess of the TransTex Deductible Amount; provided, however, that the TransTex Deductible Amount shall not be applicable with respect to Losses incurred or sustained by all Buyer Indemnified Parties with respect to TransTex Fundamental Representations, any indemnification obligations of TransTex under Section 11.2(b) through Section 11.2(d), and claims arising from intentional fraud or intentional or willful breaches of this Agreement, and (ii) the aggregate Liability of TransTex to indemnify the Buyer Indemnified Parties for Losses under Section 11.2(a)shall in no event exceed the TransTex Cap; provided, however, that the TransTex Cap will not be applicable with respect to the aggregate Losses incurred or sustained by all Buyer Indemnified Parties with respect to TransTex Fundamental Representations, TransTex’s representations in Section 4.8 or Section 4.18 or any indemnification obligations of TransTex under Section 11.2(b) through Section 11.2(d), (such exclusions from the TransTex Cap being referred to herein as the “TransTex Cap Exclusions”), the Losses from which shall not exceed an amount equal to the Cash Portion, except with respect to Section 4.18, the Losses from which shall not exceed $3,000,000.  The indemnification obligations of TransTex to any Buyer Indemnified Party for intentional fraud or intentional or willful breaches of this Agreement shall not be limited to the Cash Portion.

(b)           Notwithstanding any other provision of this Agreement, (i) Buyer shall not have any obligation to indemnify any TransTex Indemnified Party pursuant to Section 11.3(a)unless and until, and only to the extent that, the aggregate amount of all individual Losses incurred or sustained by all TransTex Indemnified Parties with respect to which the TransTex Indemnified Parties are entitled to indemnification under Section 11.3(a) exceeds the Buyer Deductible Amount, whereupon Buyer shall be liable only for Losses in excess of the Buyer Deductible Amount; provided, however, that the Buyer Deductible Amount shall not be applicable with respect to Losses incurred or sustained by all TransTex Indemnified Parties with respect to the Buyer and Eureka Hunter Holdings Fundamental Representations, any indemnification obligations of Buyer under Section 11.3(b) through Section 11.3(d), and claims arising from intentional fraud or intentional or willful breaches of this Agreement, and (ii) the aggregate liability of Buyer to indemnify the TransTex Indemnified Parties for Losses under Section 11.3(a), shall in no event exceed an amount equal to the Buyer  Cap provided, however, that the Buyer Cap will not be applicable with respect to the aggregate Losses incurred or sustained by all TransTex Indemnified Parties with respect to Buyer and Eureka Hunter Holdings Fundamental Representations or any indemnification obligations of Buyer under Section 11.3(b) through Section 11.3(d), (such exclusions from the Buyer Cap being referred to herein as the “Buyer Cap Exclusions”), the Losses from which shall not exceed an amount equal to the Buyer Extended Cap .  The indemnification obligations of Buyer to any TransTex Indemnified Party for intentional fraud or intentional or willful breaches of this Agreement shall not be limited to the Buyer Extended Cap.

11.5        Exclusive Remedy.  Subject to ARTICLE VII (Restrictive Covenants) and Section 12.13 (Specific Performance), from and after the Closing Date, the rights of the Buyer Indemnified Parties and the TransTex Indemnified Parties under the provisions of this ARTICLE XI shall constitute the sole and exclusive remedy for money damages for any breach of any representation, warranty, covenant, agreement or obligation of this Agreement or otherwise relating to the subject matter of this Agreement.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other party hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE XI.  The Holdback Fund is intended to secure the indemnification obligations of TransTex under Section 11.2 of this Agreement.  Except with respect to claims arising from intentional fraud or intentional or willful breaches of this Agreement and the TransTex Cap Exclusions, and subject to the limitations otherwise set forth in this ARTICLE XI, the rights of Buyer under this ARTICLE XI shall be limited to the Holdback Amount, and the Holdback Amount shall be the exclusive means for Buyer to enforce such rights or to recover for any Losses.  Neither a Buyer Indemnified Party nor a TransTex Indemnified Party shall be entitled to recover any punitive, exemplary, treble or other special damages in each such case that are intended to punish or set an example to other wrongdoers (collectively, “Special Damages”) pursuant to this ARTICLE XI, unless such Special Damages are required to be paid to a third party in connection with the final judicial resolution of a Third Party Claim.  Nothing in this Section 11.5 shall limit any party’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

11.6        Third Party Claims and Indemnification Procedures.

(a)           Promptly after the receipt by any Person entitled to indemnification pursuant to this ARTICLE XI (the “Indemnified Party”) of notice of the commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this ARTICLE XI (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim setting forth (i) the specific representation, warranty, covenant or agreement alleged to have been breached, (ii) the nature and amount of the Third Party Claim asserted, if known, together with sufficient facts known to the Indemnified Party relating thereto and any material written evidence thereof so that the Indemnifying Party may reasonably evaluate such Third Party Claim and (iii) a calculation or good faith estimate, if such can be reasonably calculated, of the aggregate Losses that the Indemnified Party believes have been or may be sustained by the Indemnified Party in connection with the Third Party Claim (a “Third Party Claim Notice”); provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b)           The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, be entitled to assume the defense of any Third Party Claim at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel (which counsel shall be reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party Claim, or (iv) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this ARTICLE XI.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.6(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 11.6(c), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  TransTex and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.15)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c)           Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.6(c). If a firm offer is made to settle a Third Party Claim solely for money damages and without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.6(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

11.7        Direct Claims and Indemnification Procedures.

(a)           In order to seek indemnification from an Indemnifying Party under this ARTICLE XI for a Loss which does not result from a Third Party Claim (a “Direct Claim”), an Indemnified Party shall deliver prompt written notice of such Direct Claim to the Indemnifying Party (but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim) setting forth (i) the specific representation, warranty, covenant or agreement alleged to have been breached, and (ii) the Claimed Amount, if known, together with sufficient facts known to the Indemnified Party relating thereto and any material written evidence thereof so that the Indemnifying Party may reasonably evaluate such Direct Claim (a “Direct Claim Notice” and together with a Third Party Claim Notice, a “Claim Notice”); provided, that the failure of the Indemnified Party to provide such Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party. As used herein, “Claimed Amount” shall mean the amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party.

(b)           Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response containing the information provided for in this Section 11.7(b) (the “Response”), in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, the Response shall be considered a Final Determination under Section 11.8(a)); (ii) agree that the Indemnified Party is entitled to receive part, but not all of the Claimed Amount (the “Agreed Amount”) (in which case, the Response shall be considered a Final Determination under Section 11.8(a) as to the Agreed Amount); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. The Indemnified Party shall assist the Indemnifying Party’s investigation of the Direct Claim by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not provide a Response within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim.

(c)           During the 30-day period following the delivery of a Response (or the failure to deliver a timely Response) that reflects a dispute resulting from the Indemnifying Party disputing its liability in a Response for all or part of the Claimed Amount in a Direct Claim  (an “Indemnification Dispute”), the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Indemnification Dispute.  If the Indemnification Dispute is not resolved within such 30-day period, the parties will resolve such Indemnification Dispute in accordance with the provisions of Section 12.12.

(d)           Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

11.8        Payments of Indemnification Claims.

(a)           Subject to the limitations and terms and conditions of this ARTICLE XI, any indemnification payment to a Buyer Indemnified Party pursuant to this ARTICLE XI shall first be satisfied by a release of amounts remaining in the Holdback Account to Buyer within five (5) Business Days after such payment (i) has been agreed to in a writing signed by Buyer and TransTex or (ii) is the subject of a final order or judgment of a court of competent jurisdiction (each, upon full payment of such amounts, a “Final Determination”).  To the extent that the amount of any Losses for which a Buyer Indemnified Party is entitled to indemnification exceed the amount remaining in the Holdback Account or arise after the date on which the remaining Holdback Funds have been released in accordance with this ARTICLE XI to the extent not subject to the TransTex Cap or limited by time, a Buyer Indemnified Party may collect such Losses directly from TransTex within five (5) Business Days after the Final Determination of such Losses and shall be effected by wire transfer of immediately available funds to an account designated by the Buyer Indemnified Party. For the avoidance of doubt, the Holdback Funds will serve as the initial source, but not the exclusive source, for the satisfaction of any indemnification claim of any Buyer Indemnified Party pursuant to this Agreement. The Parties hereto agree that the accrued interest earned by the Holdback Account shall be added to the corpus of the Holdback Amount and shall be available to fund indemnity claims made by the Buyer Indemnified Parties pursuant to this ARTICLE XI.

(b)           Subject to the limitations and terms and conditions of this ARTICLE XI, any indemnification payment to a TransTex Indemnified Party pursuant to this ARTICLE XI shall be effected by wire transfer of immediately available funds to an account designated by TransTex within five (5) Business Days after a Final Determination.

(c)           The parties hereto agree that should an Indemnifying Party not make full payment of any indemnification obligations within such five (5) Business Day period of a Final Determination, any amount payable shall accrue interest from and including the date of the Final Determination through the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(d)           Any indemnification payments made pursuant to this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

11.9        Materiality Qualifiers.  For purposes of determining the amount of Losses incurred in connection with any indemnification claims made under this ARTICLE XI (and with respect to such Losses, also for determining whether a breach or alleged breach of a representation or warranty has first occurred), the representations and warranties contained in this Agreement (other than Section 4.7) or the Disclosure Schedules shall be deemed to have been made without any qualifications as to materiality, TransTex or Eureka Hunter Material Adverse Effect, specified dollar thresholds or similar qualifications set forth in any such representations and warranties.

11.10      No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  In this regard, there shall be no duplication of recovery under this ARTICLE XI.

11.11      Release of Holdback Fund.

(a)           Buyer may not distribute or release any amount from the Holdback Account except in accordance with this ARTICLE XI. Within five (5) Business Days following the expiration of the Holdback Period, the remaining Holdback Funds, less the aggregate amount of Losses (or any Good Faith Loss Estimate) included in any pending Claims Notice delivered by a Buyer Indemnifed Party that is not the subject of a Final Determination prior to the expiration of the Holdback Period (such aggregate amount of Losses, collectively, the “Disputed Amounts”), shall be distributed by Buyer to TransTex (or its designee) by wire transfer of immediately available funds to an account identified in writing by TransTex at least two (2) Business Days prior to the date of such distribution. Following the expiration of the Holdback Period, the Disputed Amounts will be distributed from the Holdback Account by Buyer in accordance with Section 11.11(b).

(b)           Within five (5) Business Days following the Final Determination of each claim for Losses that are included in the Disputed Amounts, the Disputed Amounts for such claim shall be distributed by Buyer from the Holdback Account as follows: (i) in the event that a Disputed Amount exceeds the actual amount of Losses of a Buyer Indemnified Party with respect to such claim, (A) the actual amount of such Losses shall be released from the Holdback Account to Buyer and (B) the amount of such excess shall be distributed by Buyer from the Holdback Account to TransTex (or its designee) by wire transfer of immediately available funds to an account identified in writing by TransTex at least two (2) Business Days prior to the date of such distribution; and (ii) in the event that the actual amount of Losses of Buyer with respect to such claim is equal to or exceeds the Disputed Amount for such claim and such excess amount is not otherwise subject to any limitation under this ARTICLE XI, (A) the entire Disputed Amount for such claim shall be released from the Holdback Account to Buyer and (B) the amount of such excess, if any, shall be paid to Buyer by TransTex.

(c)           If Buyer should not timely release the Holdback Funds to TransTex in accordance with this Section 11.11, any amount payable to TransTex shall accrue interest from and including the required release date through the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

11.12      Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE VIII or ARTICLE IX as the case may be (except as provided in Section 6.14(b) or Section 6.14(d)).

ARTICLE XII
MISCELLANEOUS

12.1        Expenses.  Except as otherwise expressly provided herein, TransTex shall pay all costs and expenses (including attorneys’, accountants’ and financial advisors’ fees and expenses) incurred by TransTex, including the TransTex Expenses, in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.  Except as otherwise expressly provided herein, Buyer shall pay all costs and expenses (including attorneys’, accountants’ and financial advisors’fees and expenses) incurred by Buyer in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

12.2        Amendment.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto or their successors or permitted assigns.

12.3        Entire Agreement.  This Agreement, including the schedules and the exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the other Transaction Documents and the other documents delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of TransTex and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings, representations, warranties, and communications of the parties or their Representatives, oral or written, respecting such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the exhibits and the schedules (other than any exceptions expressly set forth as such in the Disclosure Schedules or the Buyer and Eureka Hunter Holdings Disclosure Schedules), the statements in the body of this Agreement will control.

12.4        Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the interpretation of this Agreement.

12.5        Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made (a) when delivered if personally delivered to the party for whom it is intended, (b) upon receipt if delivered by telecopier with receipt confirmed, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three Business Days after being mailed to the recipient by certified or registered mail, return-receipt requested and postage prepaid; and addressed to the party at the address set forth below, with copies sent to the Persons indicated:

Notices to Buyer:

Eureka Hunter Acquisition Sub, LLC

c/o Magnum Hunter Resources Corporation

777 Post Oak Blvd., Suite 650

Houston, Texas 77056

Attention: Ronald Ormand, Vice President

Facsimile:  832.869.6992

with copies (which shall not constitute notice) to:

Magnum Hunter Resources Corporation

777 Post Oak Blvd., Suite 650

Houston, Texas 77056

Attention:  Paul Johnston, General Counsel

Facsimile:  832.369.6992

with copies (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas  75201

Attention:  David E. Morrison

Facsimile:  214.855.8200

Notices to TransTex prior to the Closing:

TransTex Gas Services, LP
5485 Belt Line Road, Suite 200

Dallas, Texas  75254

Attention:  Ronald L. Fancher
Facsimile:  972.661.1687

with copies (which shall not constitute notice) to:

Lidji, Dorey & Hooper, A Professional Corporation
500 N. Akard St., Suite 3500
Dallas, TX  75201
Attention:  Kyle C. Hooper
Facsimile:  214.774.1212

Notices to TransTex after the Closing:

Ronald L. Fancher

5485 Belt Line Road, Suite 200

Dallas, Texas  75254

Facsimile:  972.661.1687

and

J.W. Brown

5485 Belt Line Road, Suite 200

Dallas, Texas  75254

Facsimile:  972.661.1687

and

J. Greg Sargent

2110 Plantation Bend Dr.

Sugar Land, Texas  77478

with copies (which shall not constitute notice) to:

Lidji, Dorey & Hooper, A Professional Corporation
500 N. Akard St., Suite 3500
Dallas, TX  75201
Attention:  Kyle C. Hooper
Facsimile:  214.774.1212

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

12.6        Exhibits and Schedules.  The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

12.7        Waiver.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.8        Binding Effect; Assignment.  Subject to the following sentence, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by TransTex without the prior written consent of Buyer or by Buyer without the prior written consent of TransTex, and any purported assignment or other transfer without such consent shall be void and unenforceable.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties to this Agreement and their respective successors and permitted assigns. No assignment shall relieve the assigning party of any of its obligations hereunder.

12.9        No Third Party Beneficiaries.  Except as provided in ARTICLE XI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.10      Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec.

7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party to this Agreement will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate such Transaction Document or such other document contemplated. Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

12.11      Governing Law.  This Agreement and any claim or controversy hereunder, under the other Transaction Documents or the transactions contemplated hereby or thereby shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or  conflict of law provision or rule thereof or any other jurisdiction that would cause the application of Laws of any jurisdiction other than those of the State of Texas.

12.12      Consent to Jurisdiction and Service of Process.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF DALLAS AND COUNTY OF DALLAS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.13      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.14      Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.15      Risk of Loss.  Risk of loss, damage or destruction to the Purchased Assets shall be upon TransTex until the Closing and shall thereafter be upon Buyer.

12.16      Time of the Essence.  Time shall be of the essence in this Agreement.

12.17      Construction.  This Agreement is the result of arm’s length negotiations from equal bargaining positions.  It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

12.18      Execution by Eureka Hunter Holdings.  Eureka Hunter Holdings executes this Agreement for the sole purpose of (a) irrevocably guaranteeing the prompt performance of all obligations of Buyer hereunder, including but not limited to, the punctual payment of all sums to be paid by Buyer to TransTex, and (b) evidencing its agreement to be bound by Section 2.5, Section 3.2(b)(iii), Section 3.2(b)(ix), Section 3.2(b)(xi), ARTICLE V (with respect to representations as to itself), Section 6.1(b), Section 6.14(c) and Section 6.14(d), Section 6.24 and Section 9.2.

***Remainder of Page Intentionally Left Blank***

***Signature Page to Follow***

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TRANSTEX GAS SERVICES, LP

By: Par Amine, LLC, its general partner

	By:	/s/ Ronald L. Fancher
Ronald L. Fancher, Manager

	By:	/s/ J.W. Brown
J.W. Brown, Manager

By: T2 General Holdings, LLC, its general partner

	By:	/s/ J. Greg Sargent
J. Greg Sargent, Sole Member

EUREKA HUNTER ACQUISITION SUB, LLC

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Its:	Executive Vice President

SOLELY FOR PURPOSES OF SECTION 12.18 HEREOF:

EUREKA HUNTER HOLDINGS, LLC

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Its:	Executive Vice President

[Signature Page to Asset Purchase Agreement]